SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

To the Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Regions Financial Corporation, to be held at 11:00 A.M., local time, on April 19, 2007, at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

The formal notice of the annual meeting follows on the next page. Enclosed with this proxy statement are your proxy card and a postage-paid envelope to return your proxy card.

We hope you will plan to attend the stockholders’ meeting. However, in order that we may be assured of a quorum, we urge you to sign and return the enclosed proxy card in the postage-paid envelope provided, or otherwise vote your shares by telephone or on the Internet as described in the proxy statement, as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy.

Jackson W. Moore

Executive Chairman of the Board

March 19, 2007

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 19, 2007

Regions Financial Corporation will hold its annual meeting of stockholders at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203 at 11:00 A.M., local time, on April 19, 2007, to consider and vote upon the following matters:

1.	Electing the six nominees for Director named in the attached proxy statement as Directors of Regions, to serve as Directors with terms expiring at the 2010 annual meeting of stockholders, in each case until their successors are duly elected and qualified;

2.	Ratifying the appointment of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2007;

3.	Approving an amendment to Regions’ Amended and Restated Certificate of Incorporation to declassify the Board of Directors; and

4.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Regions Board of Directors has fixed the close of business on February 20, 2007, as the record date for the annual meeting. This means that Regions stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of Regions stockholders of record entitled to vote at the annual meeting will be made available for inspection by any Regions stockholder for ten days prior to the annual meeting at the principal executive offices of Regions and at the time and place of the annual meeting.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Regions common stock who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

March 19, 2007	John D. Buchanan
Corporate Secretary

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

Regions Financial Corporation (“Regions”) is furnishing this proxy statement to the stockholders in connection with the 2007 annual meeting of stockholders to be held on Thursday, April 19, 2007, at 11:00 A.M., local time, at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203, and at any adjournment thereof. The matters to be considered and acted upon are (1) the election of six nominees as Directors of Regions, (2) the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of Regions for the 2007 fiscal year, (3) the approval of an amendment to Regions’ Amended and Restated Certificate of Incorporation to declassify the Board of Directors, and (4) such other business as may properly come before the meeting.

Your proxy is solicited on behalf of the Board of Directors of Regions. You may revoke your proxy at any time before it is voted at the annual meeting. You may submit your proxy by signing and dating the enclosed proxy card and returning it in the envelope provided or by voting by telephone or on the Internet by following the instructions provided on the proxy card. All properly submitted proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.

Participants in Regions 401(k) Plan, the AmSouth Bancorporation Thrift Plan, the Computershare Investment Plan for Regions Financial Corporation, and the Directors Stock Investment Plan, please note that the enclosed proxy card or electronic voting instructions also constitutes the voting instruction form for shares allocated to you under these plans and covers all shares you are entitled to vote under the plan or plans, in addition to shares you may hold directly. Signing and returning the proxy card, or voting by telephone or on the Internet as explained below, will enable voting of all shares, including those held in such plans.

We are mailing this proxy statement, together with the proxy card and annual report for the year ended December 31, 2006, starting on or about March 19, 2007, to the stockholders entitled to vote at the meeting.

The date of this proxy statement is March 19, 2007.

INFORMATION ABOUT REGIONS

Regions is a financial holding company headquartered in Birmingham, Alabama which operates throughout the South, Midwest and Texas. Regions’ operations consist of banking, brokerage and investment services, mortgage banking, insurance brokerage, credit life insurance, leasing, commercial accounts receivable factoring and specialty financing. At December 31, 2006, Regions had total consolidated assets of approximately $143.4 billion, total consolidated deposits of approximately $101.2 billion and total consolidated stockholders’ equity of approximately $20.7 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and its telephone number at such address is 205-944-1300.

VOTING, REVOCABILITY AND SOLICITATION OF PROXIES

Voting Procedures and Revocation

You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the annual meeting, regardless of whether you plan to attend the annual meeting. If you are a registered stockholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements.

You can revoke the proxy at any time before the vote is taken at the annual meeting by submitting to Regions’ corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: John D. Buchanan, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the election of the nominated Directors, “FOR” ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm, and “FOR” the approval of an amendment to Regions’ Amended and Restated Certificate of Incorporation to declassify the Board of Directors. The Regions Board of Directors is currently unaware of any other matters that may be presented for action at the annual meeting. If other matters properly come before the annual meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Regions common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay that company $11,000 plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from Regions stockholders, either personally or by telephone, telegram, facsimile or letter.

This is the first mailing of proxy solicitation materials to stockholders.

Quorum Requirement

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Regions common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker nonvotes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker nonvote.

Information about Votes Necessary for Action to be Taken

Under Regions’ By-laws, each of the six nominees for Director will be elected if a majority of the votes cast at the annual meeting are voted in favor of a Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Under Regions’ Corporate Governance Principles, a nominee who fails to receive a majority of the votes cast with respect to the election of the nominee must submit his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board the action to be taken. The Board will take action within 90 days following certification of the vote unless such action would cause Regions to fail to comply with requirements of the New York Stock Exchange or of the securities laws in which event Regions will take action as promptly as practicable while continuing to meet such requirements. The Board will promptly disclose its decision, and the reasons therefore, in a Form 8-K. Regions’ Certificate of Incorporation does not authorize cumulative voting in the election of Directors.

The appointment of Ernst & Young LLP as independent registered public accounting firm of Regions for the 2007 fiscal year will be ratified if a majority of the shares represented at the annual meeting vote in favor.

The proposed amendment to Regions’ Amended and Restated Certificate of Incorporation to declassify the Board of Directors will be adopted if 75% of the shares outstanding and entitled to vote, vote in favor.

Abstentions and broker nonvotes will have no effect on the election of Directors, but will have the same effect as a vote against the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of Regions for the 2007 fiscal year, and against the amendment to Regions’ Amended and Restated Certificate of Incorporation to declassify the Board of Directors.

Attending the Meeting

If you wish to vote your shares of Regions common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares. If you are a stockholder of record and will be attending the meeting, please so indicate on your returned proxy card or electronic vote.

Participants in the Regions 401(k) Plan or Other Plans

If you are a participant in the Regions 401(k) Plan or the AmSouth Thrift Plan, please note that the proxy card also constitutes the voting instruction form and covers all shares you may vote under the plans. Under the terms of the plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Regions common stock allocated to his or her plan account. If you own shares through the Regions 401(k) Plan or the AmSouth Thrift Plan and do not vote, the plan trustee or administrator will vote the shares in favor of proposals 1, 2 and 3, and in accordance with the terms of the plans. The deadline for returning your 401(k) or Thrift Plan voting instructions is 11:59 P.M. Eastern Time on April 16, 2007.

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation and/or the Directors Stock Investment Plan, please note that the proxy card also constitutes the voting instruction form and covers all shares allocated to your account under these plans. If you do not return your proxy card, or vote by telephone or over the Internet, your shares in these plans will not be voted. If you return your proxy card without indicating your voting instructions, the shares will be voted in favor of proposals 1, 2 and 3. The deadline for returning your voting instructions is 11:59 P.M. Eastern Time on April 18, 2007.

Voting by Telephone or the Internet

Many stockholders of Regions have the option to submit their proxies or voting instructions electronically by telephone or the Internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Regions’ stock records in your name or in the name of a brokerage firm or bank. Regions stockholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the stockholder.

Regions holders of record may submit their proxies:

•	by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

•	through the Internet, by visiting the website indicated on their proxy card and following the instructions.

The deadline for voting by telephone or through the Internet is 11:59 P.M., Eastern Time on April 18, 2007.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future Regions Financial Corporation proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save Regions the cost of producing and mailing these documents. If you already have internet access, there will be no additional charge for you to have electronic access via the internet to our proxy materials and annual report.

If you are a registered stockholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote over the Internet. Stockholders who choose to view future proxy statements and annual reports over the Internet will receive an e-mail with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view Regions’ future annual reports and proxy statements electronically and vote your proxy over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, registered stockholders should access www.investordelivery.com and follow the instructions to cancel your enrollment. If you hold your Regions stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Regions Financial Corporation, P.O. Box 11007, Birmingham, Alabama 35288 or call us at 205-581-7890.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (“SEC”) has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address.

If you are a registered stockholder and if you choose to opt out of the householding program at a future date, or if you currently receive multiple copies and wish to receive a single copy, please write to Investor Relations, Regions Financial Corporation, P.O. Box 11007, Birmingham, Alabama 35288 or call us at 205-581-7890, and we will cease householding your annual reports and proxy and information statements within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

If you own your Regions stock in nominee name (such as through a broker), information regarding householding of disclosure documents should be forwarded to you by your broker.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of February 20, 2007, Regions had issued 761,501,187 shares of common stock, of which 731,742,004 shares were outstanding and 29,759,183 shares were held as treasury stock. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only stockholders of record at the close of business on February 20, 2007, will be entitled to vote at the meeting or any adjournment thereof.

Security Ownership of Certain Beneficial Owners

As of December 31, 2006, Regions Bank beneficially held in a fiduciary capacity for others under numerous trust relationships, 25,909,381 shares or 3.54% of Regions’ outstanding common stock. Regions Bank’s trust department has sole voting power with respect to 11,856,946 of these shares or 1.62% of the outstanding common stock, shared voting power with respect to 607,632 of these shares, sole dispositive power with respect to 8,584,654 of these shares and shared dispositive power with respect to 5,947,086 of these shares. No entity is known to Regions to be the beneficial owner of more than five percent of any class of voting securities.

Security Ownership of Directors and Management

The following table presents information about beneficial ownership of Regions common stock by the Directors and certain executive officers of Regions as of the record date. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the record date. The shares of Regions common stock which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

	Amount and Nature of Beneficial Ownership as of February 20, 2007
Name of Beneficial Owner/Number in Group	No. of Shares		% of Class
Directors including nominees for Director
Samuel W. Bartholomew, Jr.	73,777	(1)	*
George W. Bryan	103,196	(2)	*
David J. Cooper, Sr.	16,571	(3)	*
Earnest W. Deavenport, Jr.	65,594	(4)	*
Don DeFosset	6,379	(5)	*
Martha R. Ingram	92,527	(6)	*
Ronald L. Kuehn, Jr.	56,460	(7)	*
James R. Malone	51,539	(8)	*
Susan W. Matlock	8,944	(9)	*
Charles D. McCrary	31,433	(10)	*
Jackson W. Moore	3,606,135	(11)	*
Allen B. Morgan, Jr.	4,313,500	(12)	*
Claude B. Nielsen	57,830	(13)	*
Jorge M. Perez	29,300	(14)	*
Malcolm Portera	440	(15)	*
C. Dowd Ritter	3,707,520	(16)	*
John R. Roberts	62,051	(17)	*
Lee J. Styslinger III	5,106	(18)	*
Robert R. Waller	52,400	(19)	*
Spence L. Wilson	449,618	(20)	*
Harry W. Witt	3,333	(21)	*

Other named executive officers (See Summary Compensation Table)
G. Douglas Edwards	957,980	(22)	*
H. Lynn Harton	101,500	(23)	*
Richard D. Horsley	1,172,891	(24)	*
D. Bryan Jordan	396,471	(25)	*
Samuel E. Upchurch, Jr.	253,991	(26)	*
John V. White	408,257	(27)	*

Directors and executive officers as a group (32 persons)	18,619,453		2.53%

*	Less than 1%.

(1)	Excludes 7,278 shares allocated to Mr. Bartholomew under Regions’ Directors’ Deferred Stock Investment Plan; includes 717 shares held by affiliates of Mr. Bartholomew and 70,285 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(2)	Excludes 3,449 shares allocated to Mr. Bryan under Regions’ Directors’ Deferred Stock Investment Plan; includes 18,580 shares held by Mr. Bryan’s spouse and 22,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(3)	Includes 2,392 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(4)	Excludes 16,382 shares allocated to Mr. Deavenport under the Deferred Compensation Plan for Directors of AmSouth Bancorporation; includes 40,257 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(5)	Excludes 2,400 shares allocated to Mr. DeFosset under the Deferred Compensation Plan for Directors of AmSouth Bancorporation; includes 2,392 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(6)	Excludes 5,107 shares allocated to Ms. Ingram under the Deferred Compensation Plan for Directors of AmSouth Bancorporation; includes 40,258 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(7)	Excludes 21,648 shares allocated to Mr. Kuehn under the Deferred Compensation Plan for Directors of AmSouth Bancorporation; includes 191 shares held by Mr. Kuehn’s spouse and 41,603 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(8)	Excludes 11,335 shares allocated to Mr. Malone under the Deferred Compensation Plan for Directors of AmSouth Bancorporation; includes 5,382 shares held by Mr. Malone’s spouse and 41,602 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(9)	Excludes 14,158 shares allocated to Ms. Matlock under Regions’ Directors’ Deferred Stock Investment Plan.

(10)	Excludes 12,470 shares allocated to Mr. McCrary under the Deferred Compensation Plan for Directors of AmSouth Bancorporation; includes 31,258 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(11)	Includes 43,780 shares subject to stock option deferral agreements, receipt of which was deferred until March 1, 2007, 30,004 shares held in Regions’ 401(k) plan, and 1,813,736 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007; also includes 318,524 shares held by Mr. Moore’s spouse and 2,092 shares held in a family trust.

(12)	Includes 13,146 shares of restricted stock issued under Regions’ 1999 Long Term Incentive Plan and 269,432 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007; also includes 398,096 shares held by Mr. Morgan’s spouse, children, and a trust for Mr. Morgan’s children.

(13)	Excludes 14,661 shares allocated to Mr. Nielsen under the Deferred Compensation Plan for Directors of AmSouth Bancorporation; includes 2,819 shares held by Mr. Nielsen’s spouse as custodian for Mr. Nielsen’s children and 41,603 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(14)	Excludes 7,088 shares allocated to Mr. Perez under Regions’ Directors’ Deferred Stock Investment Plan; includes 6,200 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(15)	Excludes 11,484 shares allocated to Mr. Portera under Regions’ Directors’ Deferred Stock Investment Plan.

(16)	Includes 85,309 shares held by the Stock Fund of the AmSouth Thrift Plan, 15,416 shares held by Mr. Ritter’s spouse and 3,135,481 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(17)	Excludes 8,184 shares allocated to Mr. Roberts under Regions’ Directors’ Deferred Stock Investment Plan; includes 52,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007. Includes 9,559 shares pledged for use periodically as collateral for margin loans.

(18)	Excludes 12,427 shares allocated to Mr. Styslinger under Regions’ Directors’ Deferred Stock Investment Plan.

(19)	Excludes 3,449 shares allocated to Dr. Waller under Regions’ Directors’ Deferred Stock Investment Plan; includes 52,400 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(20)	Excludes 7,460 shares allocated to Mr. Wilson under Regions’ Directors’ Deferred Stock Investment Plan; includes 2,550 shares held by an affiliate of Mr. Wilson and 85,620 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(21)	Excludes 15,698 shares allocated to Mr. Witt under Regions’ Directors’ Deferred Stock Investment Plan.

(22)	Excludes 11,424 shares allocated to Mr. Edwards under the Morgan Keegan & Company Deferred Compensation Plan; includes 134,167 shares held in Regions’ 401(k) plan, 384,947 shares held by family partnerships, and 361,951 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(23)	Includes 95,000 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(24)	Includes 27,300 shares held in Regions’ 401(k) plan and 566,384 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(25)	Includes 5,888 shares held in Regions’ 401(k) plan and 279,458 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(26)	Includes 45,780 shares held in Regions’ 401(k) plan and 26,336 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

(27)	Includes 263,057 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 20, 2007.

No change in control of Regions has occurred since January 1, 2006, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions which may at a later date result in such a change in control of Regions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Regions’ executive officers and Directors to file reports of ownership and changes in ownership of Regions’ stock with the SEC. Executive officers and Directors are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.

Based solely on a review of the forms filed during or with respect to fiscal year 2006, Regions believes that its executive officers and Directors filed all required reports on a timely basis, except as follows: Forms 4 were filed on the 11th business day following the November 4, 2006 merger of AmSouth Bancorporation into Regions reporting the number of Regions shares acquired by three former executive officers, Andrew W. Stein, Samuel E. Upchurch, Jr. and Doyle R. Rippee, upon conversion of their previously owned AmSouth shares.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has determined that following the annual meeting of stockholders the Board will consist of 18 members, with six nominees to be elected as Directors at the annual meeting for a term of three years.

Regions recommends the election of Samuel W. Bartholomew, Jr., Susan W. Matlock, Jackson W. Moore, Allen B. Morgan, Jr., John R. Roberts and Lee J. Styslinger III as Directors, to hold office for a term of three years expiring with the annual meeting of stockholders to be held in 2010 or until their successors are elected and qualified. Proxies will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, in its discretion the Board of Directors may designate a substitute nominee. In that event the proxies will be voted for such substitute nominee. Regions does not anticipate that any substitute nominee or nominees will be required. The proxies will not be voted for more than six nominees. The terms of 12 Directors in the other two classes will continue following the annual meeting. The terms of three present Directors, Ronald L. Kuehn, Jr., Malcolm Portera, and Robert R. Waller, will not continue following the annual meeting.

Information about Regions Directors and Nominees

The following biographies show the age and principal occupations during the past five years of each of the Regions Directors whose term of office will continue after the annual meeting, the date the Director was first elected to the Board of Directors and the directorships they hold with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940. In 2004, Union Planters Corporation and the former Regions Financial Corporation were merged to form a new legal entity called “Regions Financial Corporation”, and dates of service on the boards of those companies are indicated. In November 2006, the former Directors of AmSouth Bancorporation were elected to the Board of Directors, and the dates they began service as a Director of AmSouth are also shown.

NOMINEES FOR TERMS EXPIRING IN 2010 (CLASS III DIRECTORS)

Samuel W. Bartholomew, Jr.

Mr. Bartholomew, 62, has been a Director of Union Planters/Regions since 2001. From 1997 until July 2005 he was Chairman and Chief Executive Officer of Stokes Bartholomew Evans & Petree, P.A., a law firm. Since July 2005 he has served as Chairman Emeritus – Tennessee of Adams and Reese/Stokes Bartholomew LLP law firm. Additionally, since January 2004 he has been the Clinical Professor of Business Law at Vanderbilt-Owen School of Management.

Susan W. Matlock

Ms. Matlock, 60, has been a Director of former Regions/Regions since 2002. Currently she serves as President, Entrepreneurial Center, Inc. and executive director for the office for the advancement of developing industries, University of Alabama at Birmingham (higher education, small business incubation).

Jackson W. Moore

Mr. Moore, 58, has served as a Director of Union Planters/Regions since 1986. On January 31, 2007, he became the Executive Chairman of Regions and Regions Bank; from May 2006 through January 2007, he served as Chairman of Regions and Regions Bank. Mr. Moore served as President and Chief Executive Officer of Regions and Regions Bank from July 1, 2005 until November 4, 2006. Prior service included the titles of President and CEO Designate of Regions and Regions Bank from July 2004 until July 2005. Prior to its merger with Regions, Mr. Moore served as Chairman, President and Chief Executive Officer of Union Planters and Union Planters Bank, National Association from 2000 to 2004.

Allen B. Morgan, Jr.

Mr. Morgan, 64, has been a Director of former Regions/Regions since 2001 and since 2003 has been the Vice Chairman of Regions and Chairman, Morgan Keegan & Company, Inc. He founded Morgan Keegan & Company, Inc. in 1969 and remained Chief Executive Officer until 2003.

John R. Roberts

Mr. Roberts, 65, has been a Director of Union Planters/Regions since 2001. He is the Retired Managing Partner, Mid-South Region, of Arthur Andersen LLP, a certified public accounting firm, a position he held from 1993 to 1998. He served as Independent Consultant and Executive Director of Civic Progress, Inc., a nonprofit organization, from 2001 through 2006. Mr. Roberts is a member of the board of directors of Energizer Holdings, Inc. and Centene Corporation.

Lee J. Styslinger III

Mr. Styslinger, 46, has been a Director of former Regions/Regions since 2003 and serves as the Chief Executive Officer, Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets.

DIRECTORS WHOSE TERMS EXPIRE IN 2008 (CLASS I DIRECTORS)

David J. Cooper, Sr.

Mr. Cooper, 61, has been a Director of Regions since November 2006 and of AmSouth since 2005. Mr. Cooper is the President of Cooper/T. Smith Corporation, a privately held corporation and one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company.

Earnest W. Deavenport, Jr.

Mr. Deavenport, 68, has been a Director of Regions since November 2006 and of AmSouth since 1999. He is the Retired Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a manufacturer of plastic, chemical and fiber products, positions he held 1994-2002. Mr. Deavenport also serves on the board of directors of King Pharmaceuticals, Inc. and Acuity Brands, Inc.

Martha R. Ingram

Ms. Ingram, 71, has been a Director of Regions since November 2006 and of AmSouth since 1999. She has been the Chairman of the Board of Ingram Industries Inc., a privately held company with diversified businesses in marine transportation, book distributing and insurance, since 1995. Ms. Ingram serves on the board of directors of Ingram Micro, Inc. and Weyerhaeuser, Inc.

Jorge M. Perez

Mr. Perez, 57, has been a Director of Union Planters/Regions since 2001. Since 1979 he has served as President of The Related Group of Florida, a real estate development company. Mr. Perez is a director of Florida East Coast Industries, Inc.

Spence L. Wilson

Mr. Wilson, 64, has been a Director of Union Planters/Regions since 1996. He is the President of Kemmons Wilson, Inc., a hotel development and management, resort time-sharing, home building, subdivision development, and private investment company, a position he has held since 1970.

Harry W. Witt Mr. Witt, 67, has been a Director of former Regions/Regions since 2002. He is retired from Deloitte & Touche, a certified public accounting firm.

DIRECTORS WHOSE TERMS EXPIRE IN 2009 (CLASS II DIRECTORS)

George W. Bryan

Mr. Bryan, 62, has been a Director of Union Planters/Regions since 1986. He is retired from Sara Lee Corporation, Food Division (food processing and packaging) where he served as Senior Vice President from 1983 to 2000. Mr. Bryan has been the Chief Executive Officer, Old Waverly Investments, LLC (real estate) since 2001. He is a member of the board of directors of Buckeye Technologies Inc.

Don DeFosset

Mr. DeFosset, 58, has been a Director of Regions since November 2006 and of AmSouth since 2005. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with businesses in water infrastructure, flow control, water transmission products, metallurgical coal and natural gas, and affordable homebuilding. He served as Chairman from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005. He is also a director of Terex Corporation and James Hardie Industries, N.V.

James R. Malone

Mr. Malone, 64, has been a Director of Regions since November 2006 and of AmSouth since 1994. He is the Founding and Managing Partner of Qorval LLC, a financial and business restructuring and consulting firm. Currently he serves as Chairman, President and Chief Executive Officer, Brown Jordan International, Inc., a manufacturer of retail and contract furnishings. He was Vice Chairman of Brown Jordan International, Inc. from 2004-2006. He served as Chairman of the Board (1996-2004) and Chief Executive Officer (1997-2004) of HMI Industries, Inc., a producer of cleaners for residential and commercial use and other industrial manufactured products. Mr. Malone also serves on the boards of Ametek, Inc., Brown Jordan International, Inc. and O’Sullivan Industries Holdings, Inc.

Charles D. McCrary

Mr. McCrary, 55, has been a Director of Regions since November 2006 and of AmSouth since 2001. He has served as the President and Chief Executive Officer of Alabama Power Company, a public utility, since 2001. He is a member of the board of directors of Alabama Power Company and Protective Life Corporation.

Claude B. Nielsen

Mr. Nielsen, 56, has been a Director of Regions since November 2006 and of AmSouth since 1993. He has been the Chief Executive Officer of Coca-Cola Bottling Company United, Inc., a soft drink bottler, since 1991 and its Chairman since May 2003. Mr. Nielsen also serves on the board of Colonial Properties Trust.

C. Dowd Ritter

Mr. Ritter, 59, has been a Director of Regions since November 2006 and of AmSouth since 1993. Since November 2006 he has served as President and Chief Executive Officer of Regions and Regions Bank. From 1996 to November 2006 he was President and Chief Executive Officer of AmSouth Bancorporation and AmSouth Bank and was Chairman of AmSouth Bancorporation and AmSouth Bank from September 1996 to October 1999 and January 2001 to November 2006. Mr. Ritter also serves on the board of directors of Alabama Power Company and Protective Life Corporation.

The Board of Directors

The full Board of Directors met eight times during 2006. To assist it in carrying out its work, the Board of Directors has the following standing committees: Audit, Nominating and Corporate Governance, Compensation, and Risk. Regions’ Corporate Governance Principles, Code of Business Conduct & Ethics, Code of Ethics for Senior Financial Officers and the charters for each of Regions’ standing Board committees are available on Regions’ website at www.regions.com in the Corporate Governance section of Investor Relations. Also, each of these items is available in print to any stockholder who requests it.

Regions’ four Board committees meet regularly and as needed. Information about each committee follows.

Audit Committee

The Audit Committee, which held 12 meetings in 2006, presently consists of Harry W. Witt, chair, Don DeFosset, Ronald L. Kuehn, Jr., Charles D. McCrary, John R. Roberts, and Lee J. Styslinger III. Committee members satisfy the applicable independence requirements of the New York Stock Exchange listing standards, rules of the SEC and Regions’ Audit Committee Charter, a copy of which is attached as Appendix B.

The principal duties of the Committee include engaging and monitoring the performance of Regions’ independent registered public accounting firm, reviewing with Regions’ independent public accounting firm the planning and results of the auditing engagement, reviewing the activities and recommendations of Regions’ internal auditors, reviewing the adequacy of internal accounting and financial reporting controls, reviewing Regions’ audited and unaudited financial reports and related public disclosures, and monitoring Regions’ compliance with legal and regulatory requirements. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held seven meetings during 2006, presently consists of Robert R. Waller, chair, David J. Cooper, Sr., Ronald L. Kuehn, Jr., Charles D. McCrary, Jorge M. Perez, and Malcolm Portera.

The role of the Committee is to propose nominees for the Regions’ Board of Directors including the current nominees for election at the annual meeting. The Committee also is responsible for reviewing, revising and maintaining the corporate governance policies and procedures of Regions, and for coordinating and overseeing the annual self-evaluation process of the Board and each committee. The members of the Committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange listing standards.

Risk Committee

The Risk Committee, which held four meetings during 2006, presently consists of Earnest W. Deavenport, Jr., chair, Samuel W. Bartholomew, Jr., James R. Malone and Spence L. Wilson.

The role of the Committee is to assist the Board in overseeing, and receiving information regarding, Regions’ policies, procedures and practices relating to asset and liability management, and credit, market, and operational risk.

Compensation Committee

The Compensation Committee, which held 13 meetings during 2006, presently consists of Claude B. Nielsen, chair, George W. Bryan, Earnest W. Deavenport, Jr., Martha R. Ingram, Susan W. Matlock, and Lee J. Styslinger III. The members of the Committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange listing standards.

For a description of the organization and operation of the Compensation Committee, see the “Compensation Discussion and Analysis” section of this proxy statement.

Audit Committee Financial Experts

The Board of Directors believes that the following members of the Audit Committee qualify as Audit Committee Financial Experts within the meaning of the rules of the SEC and have accounting or related financial management expertise under the rules of the New York Stock Exchange: Messrs. DeFosset, McCrary, Roberts and Witt. In addition, all Audit Committee members are financially literate, as required by New York Stock Exchange listing standards.

Accounting or Audit-Related Complaints

The Audit Committee has established procedures for the receipt, retention, and evaluation of complaints and submissions concerning accounting and audit related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of employee submissions, alternative methods for submissions, dedication of resources for investigations, and the recording and preservation of findings. The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal, and internal audit areas. Regions has effectively notified its employees that the procedures are in place and how to direct a complaint or submission. Any interested party may communicate concerns regarding accounting, internal accounting controls, or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chairman

c/o Office of General Counsel

P.O. Box 11007

Birmingham, Alabama 35288

Director Nomination Process

The Nominating and Corporate Governance Committee is charged with identifying and reviewing individuals believed to be qualified to become board members for recommendation to the Board. The Committee will consider and assess candidates consistent with criteria established by the Board and set forth in Regions’ declaration of corporate governance principles. The Committee will consider all pertinent issues and factors bearing on the qualifications of candidates in light of such criteria.

Regions’ Corporate Governance Principles affirm that the Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make to the Board and management regardless of gender or race.

Regions’ By-laws provide that a stockholder may nominate a candidate for Director and establish the procedures and requirements for such a nomination. In general, a stockholder must submit to Regions’ corporate secretary a notice of the nomination not less than 120 days prior to the anniversary date of the previous year’s annual meeting. The notice must be accompanied by all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

It is the current policy and practice of the Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedure set forth in Regions’ By-laws as described above.

All of the nominees for Directors being voted upon at the annual meeting are Directors standing for re-election.

Director Attendance

In 2006, all incumbent Directors attended at least 75% of the aggregate of the meetings held by the Board and by Committees of which they were members.

Director Attendance at the Annual Meeting

It is Regions’ policy that Directors attend the annual meeting of stockholders. All Directors except two former Directors, Messrs. James E. Harwood and Michael S. Starnes, attended Regions’ 2006 annual meeting.

Meetings of Nonmanagement Directors

Regions’ nonmanagement Directors met eight times in 2006 in executive session without any management Directors present. The chair of the Nominating and Corporate Governance Committee, Robert R. Waller, presided over these executive sessions, and he presides over periodic meetings of the independent Directors in executive session.

Director Independence

The Board has established categorical standards of director independence to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationship with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth in Appendix A to this proxy statement.

The Board of Directors has reviewed the relationships between Directors and Regions in light of the applicable independence standards of the New York Stock Exchange and the categorical standards. The purpose of the review was to determine whether any Director, either directly or indirectly, has a material relationship with Regions that would preclude the Director from being independent. As a result of the review, the Board has affirmatively determined that each Director is an independent director, other than Jackson W. Moore, Allen B. Morgan, Jr. and C. Dowd Ritter, who are executive officers or former executive officers of Regions and/or its subsidiaries; Spence L. Wilson, who is the brother-in-law of Jackson W. Moore; and Samuel W. Bartholomew, Jr., who is a partner in the law firm of Adams and Reese/Stokes Bartholomew LLP, which Regions engages for the performance of legal services and proposes to engage in the future.

The Directors named as follows have been determined by the Board of Directors to be independent:

George W. Bryan	Charles D. McCrary

David J. Cooper, Sr.	Claude B. Nielsen

Earnest W. Deavenport, Jr.	Jorge M. Perez

Don DeFossett	Malcolm Portera

Martha R. Ingram	John R. Roberts

Ronald L. Kuehn, Jr.	Lee J. Styslinger III

James R. Malone	Robert R. Waller

Susan W. Matlock	Harry W. Witt

In the process of evaluating the independence of these Directors, the Board considered all relevant factors, facts and circumstances. Specifically, the Board considered the following:

•

All of the Directors, either individually or through an affiliated entity, have a customer relationship with Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded by Regions to other similarly situated customers.

•

Directors Bryan, Cooper, Deavenport, Ingram, Kuehn, Malone, Matlock, McCrary, Nielsen, Perez, Roberts, and Styslinger, either individually or through an affiliated entity, have a borrower relationship with Regions on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans by Regions to unrelated persons, and involving no more than the normal risk of collectibility and no other unfavorable features.

•

Directors Ingram, Malone, Matlock, McCrary, Nielsen, Perez, Portera, Roberts, Styslinger, Waller and Witt serve in a leadership position with a charitable organization to which Regions made charitable contributions of less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any of 2004, 2005 or 2006.

•	Mr. Cooper’s nephew serves on Regions’ local advisory board in Mobile, Alabama and his son-in-law is a nonexecutive employee of Morgan Keegan & Company, Inc.

•	Until May 2006, Ms. Matlock served on Regions’ local advisory board in Birmingham, Alabama.

•	Mr. Nielsen’s son is a nonexecutive employee of Regions Bank.

•	Until May 2005, a former executive officer of Regions was a member of the board of directors of Altec, Inc., while Mr. Styslinger was (and remains) Altec’s chief executive officer.

In each case the Board concluded, in light of the applicable independence standards of the New York Stock Exchange and the categorical standards, that the transaction or relationship does not rise to the level such that it could reasonably be deemed to impair the Director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a Director.

Of the former directors who served during part of 2006, the following named Directors were deemed independent: James S.M. French, Margaret H. Greene, James E. Harwood, Parnell S. Lewis, Jr., Michael S. Starnes, W. Woodrow Stewart, Richard A. Trippeer, Jr., and John H. Watson. In early 2006, the Board of Directors found them to be independent based on the then current categorical standards of director independence, New York Stock Exchange listing standards, and consideration of the relevant circumstances.

Review, Approval or Ratification of Transactions with Related Persons

In December 2006, the Board of Directors adopted a written related persons transactions policy. This policy, which is in process of being implemented, provides a mechanism for the identification, evaluation, and approval or disapproval of significant transactions involving Regions and persons related to Regions.

For purposes of the policy, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. The category of related persons consists generally of Regions’ Directors and executive officers, their immediate family members, and entities in which any of the foregoing persons is a partner, principal, or 5% or greater beneficial owner. Certain types of transactions are excluded from the category of related persons transactions and are not subject to the policy. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and executive officer will provide to the corporate secretary and periodically update the identification of his or her immediate family members and additional information elicited for administration of the policy. The corporate secretary will maintain a master list of related persons, and distribute it to the heads of various units within Regions and to the areas of accounts payable and accounts receivable, who will use the information to identify potential related person transactions and to effectuate the policy.

Any related person transaction will be subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the corporate secretary notice of the facts and circumstances of the transaction, including (1) the related person’s relationship to Regions and the person’s interest in the transaction; (2) the significant facts of the potential transaction, including the proposed aggregate value of the transaction; (3) the benefits to Regions of the potential transaction; (4) if applicable, the availability of other sources of comparable products or services; (5) an assessment of whether the potential transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and (6) an assessment of whether the potential related person transaction is consistent with the code of business conduct.

The corporate secretary and general counsel will assess whether the transaction is subject to the policy. If it is determined that the transaction is a related person transaction, it will be submitted to the Nominating and Corporate Governance Committee for consideration at the next Committee meeting or, if it is not practicable to wait until the next Committee meeting, to the Committee’s chairman for prompt consideration.

The Committee or the chairman will consider the relevant facts and circumstances of the related party transaction, including but not limited to: (1) the benefits to Regions; (2) the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; (5) the terms available to unrelated third parties or to employees generally; and (6) whether the potential related person transaction is consistent with the code of business conduct.

The Committee, or the chairman, is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the code of business conduct, as the Committee or the chairman determines in good faith. Other related person transactions should be disapproved by the Committee, or the chairman, and should not be entered into or continued by Regions.

The Committee or chairman will report the decision to the corporate secretary, who will report the decision to the appropriate Regions personnel.

The policy also grants the Committee the authority to address situations in which a related person transaction subject to the policy is initiated and is disapproved.

Communications Between Stockholders and Other Interested Parties and the Board of Directors

The Board of Directors has adopted Corporate Governance Principles that address key governance matters of importance, such as director qualifications and responsibilities, Board committees, Board operations and Director compensation. The Corporate Governance Principles include a mechanism for stockholders or other interested parties to communicate with the Directors. In particular, any interested party who desires to communicate with nonmanagement Directors of Regions may do so by directing the communication to Regions at the following address:

Regions Financial Corporation

“Director Communication”

c/o Office of General Counsel

P.O. Box 11007

Birmingham, Alabama 35288

If confidential treatment is desired, the envelope should be marked “Confidential Nonmanagement Director Communication.”

Code of Ethics for Senior Financial Officers

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers that applies to Regions’ chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on Regions’ website (www.regions.com) in the Corporate Governance section of Investor Relations. Regions intends to disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions’ Compensation Committee at any time during 2006 were:

Former members:

James S.M. French

Michael S. Starnes

Current members:

Claude B. Nielsen, chairman

George W. Bryan

Earnest W. Deavenport, Jr.

Martha R. Ingram

Susan W. Matlock

Lee J. Styslinger III

There are no relationships that would create a compensation committee interlock as defined under applicable SEC regulations.

Other Transactions

Directors and officers of Regions and their associates were customers of, and had transactions with, Regions in the ordinary course of business during 2006; additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Regions retained during 2006, and proposes to retain in the future, the law firm of Adams and Reese/Stokes Bartholomew LLP, of which Director Samuel W. Bartholomew, Jr. is a partner. During 2006, Regions or its subsidiaries paid legal fees to such firm in the approximate amount of $3,290,000. The dollar value of Mr. Bartholomew’s interest in the transaction was approximately $27,000.

Director James R. Malone is and has been a principal of financial and business restructuring and consulting firms. Through his association with these firms, Mr. Malone has occasionally served as an executive officer of companies that retain the firm to assist in their financial restructuring, and as part of the restructuring strategy some of these companies file for bankruptcy. Regions does not believe that Mr. Malone’s service as an executive officer with such companies, which arises solely because of his affiliation with the consulting firms, is material to an evaluation of the ability or integrity of Mr. Malone to serve as a Director of Regions.

William D. Ritter, son of President and Chief Executive Officer C. Dowd Ritter, has been employed by Regions since June 1993. He is currently a corporate banking sales manager with compensation in 2006 greater than $120,000.

AUDIT COMMITTEE REPORT

Regions’ audited financial statements at and for the three year period ended December 31, 2006, are included in Regions’ Annual Report on Form 10-K for the 2006 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles, and for annually auditing the effectiveness of Regions’ internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the audited financial statements with Regions’ management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

The Audit Committee has discussed with Ernst & Young LLP their independence in relation to Regions and Regions’ management, including the matters addressed in the written disclosures and letter provided to Regions by Ernst & Young, as required by Standard No. 1, Independence Discussions with Audit Committees, of the Independence Standards Board, the standard-setting body governing the independence of auditors in relation to their public company clients.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee regularly meets with Regions’ internal auditors and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Harry W. Witt, Chairman

Don DeFosset

Ronald L. Kuehn, Jr.

Charles D. McCrary

John R. Roberts

Lee J. Styslinger III

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The 2006 year represented a transition year for our compensation program.

We completed our landmark merger with AmSouth in the fourth quarter and combined the two companies’ executive management teams. In anticipation, we changed the compensation framework that applied to some of our executives to take into account changes in position, to provide retention and performance incentives, and to ensure appropriate treatment for a period following the merger. We also adjusted some of our previously outstanding performance-based awards, which were based on objectives designed before the merger, and some of the change-in-control protections in AmSouth’s legacy programs became effective.

This discussion generally relates to our compensation programs before and after the merger. In addition, we also describe some of AmSouth’s pre-merger compensation policies and programs. This is to provide you with an understanding of the compensation earned by Mr. Ritter during the year.

Compensation Committee Organization and Operation

Regions’ Compensation Committee (the “Compensation Committee” or the “Committee”) operates under a written charter adopted by the Board. A copy of the charter is available at www.regions.com under Investor Relations/Corporate Governance/Committee Charters. The Compensation Committee is responsible to the Board of Directors for approving Regions’ executive compensation philosophy and overseeing and monitoring Regions’ executive compensation plans and programs.

Each year, the Compensation Committee reviews and approves all goals relevant to the Chief Executive Officer’s compensation and, in consultation with its independent consultant (described below), determines and approves the Chief Executive Officer’s compensation in executive session. The Chief Executive Officer, in consultation with the Compensation Committee’s independent consultant, makes recommendations to the Compensation Committee regarding the compensation levels for our other executive officers (other than himself). The Compensation Committee reviews the Chief Executive Officer’s recommendations and approves the levels of compensation it deems appropriate.

Composition.    The composition of the Compensation Committee changed three times over the year due to Director retirements at the 2006 annual meeting and due to our merger with AmSouth in the fourth quarter of the year. The following table lists the members of the Compensation Committee before our 2006 annual meeting, after our 2006 annual meeting and after our merger with AmSouth:

Before May 2006 Annual Meeting	After May 2006 Annual Meeting	After November 2006 Merger with AmSouth

James S.M. French (Chairman) George W. Bryan Susan W. Matlock Michael S. Starnes	George W. Bryan (Chairman) Susan W. Matlock Michael S. Starnes Lee J. Styslinger III	Claude B. Nielsen (Chairman) George W. Bryan Earnest W. Deavenport, Jr. Martha R. Ingram Susan W. Matlock Lee J. Styslinger III

Committee Meetings.    Meetings of the Compensation Committee are held as often as necessary to allow the Committee to perform its duties and responsibilities. Although many compensation decisions are made in the first quarter of the year, the decision making process is continuous and neither ends nor begins with any one meeting.

Due to the changes in the composition of the Compensation Committee as outlined above, Regions’ merger with AmSouth in the fourth quarter of the year and the number of compensation and benefits issues faced as a result of integrating the two companies, the Committee met 13 times in 2006.

The Compensation Committee asks its independent compensation consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. The Compensation Committee may also include other outside advisors as it deems necessary. Meetings are typically attended by the Chief Executive Officer and representatives of our human resources function. From time to time, the Committee may also ask to hear presentations from other executive officers.

Before every regular Compensation Committee meeting, the Chairman of the Committee meets with members of executive management to discuss the meeting agenda. The Committee then receives and reviews materials in advance of the meeting that have been prepared either by members of management or by the Committee’s independent consultant. These materials may include information about company and individual performance, budgets and strategic objectives for the future, peer group comparisons, industry trends and practices, and regulatory updates, as well as other topics the Committee deems applicable to the decision making process.

Executive management of the Company plays an important role in the compensation setting process. The Committee consults with management on business plans and budgets in establishing performance targets and objectives. The Committee also solicits the Chief Executive Officer’s opinion regarding the evaluation of performance for officers other than himself, as well as recommendations regarding appropriate compensation levels for his senior management team. Every Compensation Committee meeting, however, is concluded with an executive session without the participation of any member of the executive management team.

Independent Consultant.    The Compensation Committee retains sole authority to hire, approve compensation, determine the nature and scope of responsibilities, evaluate performance and terminate the services of its independent compensation consultant. The Compensation Committee received advice from two independent consultants in connection with our 2006 compensation program.

Before the merger, the Compensation Committee received advice from Towers Perrin on senior executive compensation matters. The scope of Towers Perrin’s work for the Compensation Committee included:

•	Attendance at all regular Compensation Committee meetings;

•	Providing the Compensation Committee with competitive market data to assist in establishing appropriate base salary and bonus levels for executive management;

•	Assisting the Compensation Committee with the review and establishment of performance criteria for Regions’ annual and long-term incentive programs;

•	Developing the documentation for Regions’ stock ownership guidelines;

•	Helping identify appropriate external benchmarking peer group members; and

•	Providing current trend information on industry and executive compensation issues.

Towers Perrin also provides actuarial and retirement consulting services to Regions for the Regions Retirement Plan.

After the merger, the Compensation Committee engaged McLagan & Associates for advice relating to senior executive compensation going forward. McLagan & Associates was originally engaged in July 2006 by the AmSouth Human Resources Committee to advise on senior executive compensation matters after the retirement of AmSouth’s compensation consultant from Watson Wyatt.

The Compensation Committee selected McLagan & Associates to assist the Committee with compensation matters for Regions, in part because the firm is a nationally recognized human resource consulting firm specializing in the financial services industry, and in part because the Committee determined that McLagan & Associates had not provided other consulting services to either Regions or AmSouth prior to their selection by AmSouth to serve in the same role. The Compensation Committee instructed McLagan & Associates to report directly to the Committee, but to work together with the human resources and other functions of Regions to obtain information and further the goals of the Committee. The scope of McLagan & Associates work following the merger with AmSouth included:

•	Attendance at all regular Compensation Committee meetings;

•	Helping identify a post-merger benchmarking peer group;

•	Advising the Compensation Committee in connection with year-end compensation decisions; and

•	Advising on the establishment of our compensation programs and related performance criteria for 2007 and forward.

Watson Wyatt advised the AmSouth Human Resources Committee on senior executive compensation matters, including the establishment of the AmSouth 2006 annual incentive bonus opportunities and the level of 2006 base salaries for AmSouth executive officers. Watson Wyatt’s sole consulting arrangements with AmSouth were for executive compensation consulting for the Human Resources Committee.

Stock Ownership Guidelines and Stock Retention Requirements.    Regions has adopted stock ownership guidelines for its executive officers and members of the Board to ensure that they have a meaningful economic stake in Regions. These guidelines are designed to satisfy an individual senior executive’s need for portfolio diversification, while maintaining stock ownership levels high enough to ensure our officers’ and Directors’ commitment to stockholder value creation.

Our Chief Executive Officer is required to hold shares of Regions’ common stock in an amount equal to at least five times base salary and each of the other executive officers is required to hold Regions common stock in an amount equal to at least three times base salary. Each non-employee member of the Board is required to hold at least 10,000 shares of Regions’ common stock.

The stock ownership guidelines were adopted by the Board in September 2004. For purposes of meeting the guidelines, the following types of stock ownership are included: vested restricted stock, stock equivalents allocated through the Directors’ Deferred Stock Investment Plan, shares held in an executive officer’s 401(k) plan account and deferred vested stock. Any executive officer or Director who does not meet the ownership guidelines upon becoming an executive officer or Director has five years to achieve the applicable level of ownership. Except to the extent a named executive officer or non-employee director is required to hold shares of Regions’ common stock to satisfy the stock ownership guidelines described above, the Company has not established any other stock retention requirements.

Objectives, Philosophy and Design of Regions’ Compensation Program

Regions’ compensation and benefits programs are driven by our business environment and are designed to enable us to succeed in our mission while upholding our values in a highly competitive and changing industry and marketplace. To this end, the objectives of the compensation program are to:

•	Attract and retain highly talented, dedicated, results-oriented executives;

•	Reward current performance;

•	Motivate future performance;

•	Align long-term interests of senior executives and stockholders;

•

Maintain a position of internal equity with executive benefits programs that are comparable to those of all other employees (perquisites should be used only where supported by a clear business rationale); and

•	Remain competitive as compared to Regions’ peer group companies.

Regions’ compensation philosophy with respect to the named executive officers before the merger has been to emphasize variable and performance-based rewards rather than fixed-pay rewards and entitlements. To this end, 2006 base salary was generally targeted at or below the 50th percentile level of peer and other nation-wide financial institution comparisons; annual cash bonus levels were set so that total cash compensation was targeted between the 50th-75th percentile of total cash compensation, and long-term incentives were established so that total direct compensation levels of the Company including all three forms of compensation approximated 50th-75th percentile compensation, depending on corporate and/or business unit performance.

Regions’ compensation philosophy following the merger with AmSouth will generally not change. The philosophy of the current Committee will be to continue to emphasize variable and performance-based pay over fixed-pay rewards and entitlements. However, the integration of two distinct cultures and changing business needs of a larger, more complex organization may necessitate some short-term as well as long-term changes. In 2007, the Committee has begun the process of evaluating all of the compensation and benefit programs of the Company and will continue that process throughout the year. In addition, however, it is important to note that the agreements we entered into in connection with the merger as well as agreements that became effective with the merger will govern some of our compensation decisions for a period following the merger, including, in some instances, establishing a minimum level of payment or benefit.

Competitive Market Review.    In determining market competitiveness for compensation, Regions regularly reviews the compensation of its executives against that of designated competitors as well as the financial services industry in general. Following the merger, the Compensation Committee reevaluated the peer group to which it generally looks to benchmark both performance and compensation in light of our larger size and core business services. The two compensation peer groups are listed in the table below:

Pre-Merger Peer Group	Post-Merger Peer Group

AmSouth

BB&T Corp

Comerica Inc.

Commerce Bancorp

Compass

Fifth Third Bancorp

First Horizon

Huntington Bankshares

KeyCorp

National City Corp

PNC Financial Services Group Inc.

Sovereign Bancorp Inc.

SunTrust Banks Inc.

US Bancorp

Wachovia Corp

Zions

BB&T Corp

Comerica Inc.

Fifth Third Bancorp

KeyCorp

M&T Bank Corp

National City Corp

PNC Financial Services Group Inc.

Sovereign Bancorp Inc.

SunTrust Banks Inc.

US Bancorp

Wachovia Corp

Washington Mutual Inc.

Wells Fargo & Co.

The compensation peer group is not the same as the group of companies that make up the S&P Banks Index presented in Regions’ Annual Report on Form 10-K. The S&P Banks Index represents a larger sample of financial institutions than the Committee believes is appropriate for benchmarking executive compensation. The peer group selected by the Committee in conjunction with our consultant represents a smaller group of financial institutions tailored primarily by asset size and core business services. These companies have executive positions that are most similar in breadth and scope to ours and represent the financial institutions that will primarily compete with us for executive talent.

In addition to annually reviewing specific information with respect to the selected peer group, however, our consultant will also periodically review our total senior compensation program against broader financial services industry survey data both individually compiled and compiled through other sources. The Committee believes this effort is also important to ensure our programs are competitive and in keeping with financial industry norms and practices.

Equity Grant Practices.    Regions generally makes an annual grant of equity compensation to executive officers and other key employees. Award levels are determined in conjunction with our consultant and based on competitive market data from our peer group and the financial services industry in general. When determining the level of equity-based awards made to named executive officers, the Compensation Committee specifically considers the level of equity-based awards granted by members of Regions’ peer group and generally seeks to grant equity-based awards for expected performance which will generate compensation at or near the 50th percentile of peer group companies. For superior performance, the Company expects that our equity grant values will be more comparable to grants in the 75th percentile of peer group companies.

Option grants are set in accordance with the terms of our stockholder approved plans with the exercise price for options issued under legacy Regions’ plans determined by averaging the high and the low stock prices as of the date of grant and with the exercise price for options issued under the legacy AmSouth plans based on the closing price of the common stock on the date of the grant as provided in each plan.

The Committee has adopted a policy that sets the grant date for the annual grant of equity awards as the date that is three business days following the annual stockholders meeting. This timing is selected because it enables us to consider prior year performance by Regions and the potential recipients as well as our expectations for the current year. For equity grants to new hires or for special retention grants to key employees other than executive officers, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes.

The Committee specifically approves all grants of equity compensation to executive officers of Regions as well as other officers covered by Section 16(a) of the Securities Exchange Act of 1934, and may delegate authority to the Chief Executive Officer to determine and approve grants to other key employees within certain limits and guidelines. Any grants approved by the Chief Executive Officer are reported to the Chairman of the Committee on a quarterly basis immediately following the grant date as provided for in our policy.

Policy on Tax Deductibility of Executive Compensation.    As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Regions may not deduct compensation of more than $1 million of non-performance-based pay paid to our named executive officers. Cash compensation paid under the stockholder-approved annual incentive plans of Regions is generally designed to be fully deductible for federal income tax purposes; however, in certain situations, the Committee may approve annual cash compensation that will not meet these requirements in order to ensure competitive levels of total compensation or changing business needs. Likewise, with the exception of awards of service-based restricted stock, awards under our stockholder-approved long-term equity incentive plans are also designed to qualify under the performance-based provisions of Section 162(m).

Accounting for Stock-Based Compensation.    Beginning on January 1, 2006, Regions began accounting for stock-based compensation under its long-term incentive plans in accordance with the requirements of FASB Statement 123(R) (“FAS 123R”).

Our Pre-Merger Compensation Program

The elements of Regions’ 2006 compensation program were:

•	Base Salary

•	Annual Cash Incentive Compensation

•	Long-Term Equity Incentive Compensation

•	Other Benefits and Perquisites

•	Employment Agreements, Change-in-Control Protections, Career Awards and Post-Termination Pay

Base Salary.    Base salary is a critical element of our compensation program because it provides our senior management with assured cash compensation and forms the basis for our annual incentive targets. However, we believe that the compensation of our most senior level executives—the levels of management having the most ability to influence our performance—should be predominately performance-based. Therefore, base salaries make up less than 50% of the cash compensation package contemplated for the performance levels we expect. The base salaries we do provide to the executive group are based on position, qualifications and experience, scope of responsibilities, individual performance and peer salary levels both internally and within our peer group of companies. Base salary is generally reviewed in the first quarter of each year.

2006 Salary Levels.    Named executives’ base salaries for 2006 were reviewed and generally increased by the Compensation Committee in the beginning of 2006 for some named executive officers and in the middle of 2006 for others. In making decisions regarding base salaries, the Compensation Committee at the time reviewed individual performance assessments and recommendations from executive management as well as peer group comparisons from survey data for other financial services companies as prepared by its independent compensation consultant. The Compensation Committee generally intended for the 2006 base salaries of the named executive officers to be commensurate with or slightly below the median of the base salaries of the corresponding executive officers of the companies in the survey group, but also factored in an inherently subjective assessment of the comparative contributions of the executive personnel to Regions’ continued financial and operating success.

As a result, the base salary rates for the named executive officers as of July 2006 were as follows:

• Mr. Moore	$970,000	• Mr. Horsley	$650,000
• Mr. Jordan	$470,000	• Mr. Upchurch	$475,000
• Mr. White	$439,875	• Mr. Harton	$325,000
• Mr. Edwards	$130,000

Annual Cash Incentive Compensation.    We provide our executives with the opportunity to earn an annual cash bonus each year in accordance with our stockholder-approved Executive Bonus Plan.

Cash bonuses paid under the Regions Executive Bonus Plan are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. As described above, Section 162(m) limits our ability to receive an income tax deduction for compensation over $1 million that is paid to our most senior executives unless it is “performance based.” To comply with Section 162(m), the Committee pre-establishes the performance goals applicable to annual bonuses paid under the plan and the plan currently limits the total annual cash incentive that can be paid under the plan to an eligible executive in a given year to $2.5 million. Any increase in that limit would need to be approved by Regions’ stockholders. The Compensation Committee monitors compliance with the Section 162(m) limit on an annual basis because the Committee believes preserving the deductibility of compensation is important to Regions. However, the Committee has reserved the right to pay senior executives annual cash incentive compensation outside of the Executive Bonus Plan which may not be deductible.

In the first quarter of each year, the Compensation Committee approves annual performance goals and target awards for each executive. Target awards are expressed as a percentage of the executive’s salary and are intended to provide annual incentive compensation opportunities comparable to similarly situated executives of peer institutions. In order to achieve a payment of the target bonus amount, all of the target-level performance goals set by the Committee at the beginning of the year must be achieved. Minimum levels of achievement of goals must be met in order to receive any payment under the plan. If these minimum levels of achievement are met, the threshold amount eligible to be paid is an annual cash bonus of 50% of target. In the event the Company significantly exceeds its annual performance goals, the executive is eligible for a maximum annual cash bonus of 200% of target.

2006 Target Awards.    The target award percentages were set to be generally comparable to annual incentive compensation opportunities provided to similarly situated executives of peer institutions. For 2006, the

Compensation Committee established the following individual targets as a percentage of 2006 base salary for our named executive officers (other than Mr. Edwards):

• Mr. Moore	125%	• Mr. Horsley	105%
• Mr. Jordan	80%	• Mr. Upchurch	90%
• Mr. White	75%	• Mr. Harton	75%

As the Chief Executive Officer of Morgan Keegan, a major subsidiary of Regions, Mr. Edwards’ 2006 annual incentive compensation was determined by Mr. Moore, Chairman of Regions, and Allen Morgan, the Chairman of Morgan Keegan, in a manner that is consistent with the compensation policies that were in place prior to the acquisition of Morgan Keegan by Regions and in accordance with Mr. Edwards’ employment agreement. Mr. Edwards’ annual incentive compensation is based on the achievement of certain revenues and net profit objectives of the brokerage, trust and investment management operations of Regions.

2006 Performance Goals.    The performance goals for 2006 were quantitative in nature and were weighted in accordance with their overall importance in attaining Regions’ earnings objectives. More specifically, 2006 corporate performance goals included goals in the areas of diluted earnings per share (“EPS”) (weighted 60%), return on tangible equity (weighted 20%) and revenue per full-time equivalent employee (“FTE”) (weighted 20%). The following table describes the levels of performance that were required to be achieved in order to receive a threshold, target and maximum award for each performance goal and the level actually achieved:

Performance Goal	Threshold (payout at 50% of target)	Target (payout at 100% of target)	Maximum (payout at 200% of target)	Achieved*
Diluted EPS*	$2.55	$2.62	$2.70	$2.79
Return on tangible equity*	22.00%	22.50%	23.00%	23.88%
Revenue per FTE	$188,000	$190,000	$191,000	$205,000

*	Diluted EPS and Return on tangible equity are based on non-GAAP information which is described in our 2006 Annual Report.

Long-Term Equity Incentive Compensation.    We have historically used a variety of long-term equity awards, including stock options, restricted stock, performance restricted stock units and performance shares. Consistent with the compensation philosophy described above, Regions believes that it is desirable to increase management’s equity ownership in Regions in order to focus management’s effort and commitment to building profitability and stockholder value. We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to key employees of Regions, including executive management, with gains realized by stockholders.

2006 Equity Awards.    In 2006, we granted equity awards in the form of time-vested options and time-vested restricted stock. In establishing the early 2006 equity awards, the Compensation Committee reviewed the recommended individual awards, considering the scope of accountability, financial goals, and anticipated performance requirements and contributions expected of the participants. In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested, because we believe it is important that our compensation remain competitive. However, in determining awards for 2006, the Compensation Committee did take into account that we made more than one grant to executive officers other than Mr. Moore during 2005 as a result of efforts surrounding the final successful integration of our merger with Union Planters in 2004.

The Compensation Committee awarded Mr. Moore 130,000 stock options and 30,000 shares of restricted stock and awarded Mr. Edwards 2,000 stock options. In determining this award, the Compensation Committee noted that Mr. Moore did not receive any equity grants in 2005. In addition, the Compensation Committee made the following special awards of restricted stock to the named executive officers under our Career Awards Program as described below: Mr. Jordan—28,299 shares, Mr. Horsley—62,268 shares (which vested on his retirement from Regions on December 31, 2006), and Mr. Upchurch—32,867 shares. On January 31, 2006, Mr. White received a grant of 105,116 stock options as a result of the exercise of a restorative feature related to options exercised on that date that were granted in previous years.

Performance Share Units.    As previously disclosed in Regions’ 2006 proxy statement, in December 2005, we also granted performance share units that were payable in the form of restricted stock grants that were generally subject to additional three-year vesting provisions. These performance share units had a two-year performance period. Mr. Moore was granted similar performance share units in April of 2006 instead of at the end of 2005. The performance goals related to the performance share units are based on corporate earnings per share (EPS) for 2006 and an EPS growth goal as compared to Regions’ peer group for 2007. The number of restricted shares to be delivered to an award recipient is based on achievement of performance goals described below:

	Threshold	Target	Maximum
Performance Goal*
2006 Corporate EPS	$2.65	$2.70	$2.75

2007 EPS Growth Compared to Peers	Below 50th percentile of cumulative peer group	Between 50th and 75th percentile of cumulative peer group	Above 75th percentile of cumulative peer group
Payout
2006	25% of maximum award	50% of maximum award	75% of maximum award

2007	no additional payout	50% of balance to maximum	100% of balance to maximum

* EPS is based on non-GAAP information which is described in our 2006 Annual Report.

Other Benefits and Perquisites.    In addition to the annual compensation and equity awards we pay our executives, we also provide retirement benefits, termination benefits in the form of employment and change-in-control agreements and perquisites.

Regions Retirement Plans.    Regions sponsors two primary pension plans: (1) the Regions Financial Corporation Retirement Plan, which is a tax-qualified plan, was frozen to new participants beginning January 1, 2001 (though participants who were in the plan as of that date continue to accrue benefits), and (2) the Regions Financial Corporation Supplemental Retirement Plan (the “Company SERP”), which is designed to supplement the Retirement Plan by providing benefits by reference to salary earned by participants in excess of the limits permitted by the tax-qualified limits. The benefits of these two plans are determined based on the participant’s number of years of credited service with Regions, the year the participant entered the plan, age at retirement, and final average compensation. Average compensation is limited to base salary and is calculated over the five years before retirement for purposes of the Retirement Plan and over three years before retirement for purposes of the Company SERP.

Legacy Union Planters Retirement Plans.    In our merger with Union Planters Corporation, we assumed two nonqualified executive retirements plans: (1) the Union Planters Corporation Supplemental Retirement Plan (the “UPC SERP”) and (2) the Union Planters Deferred Compensation Plan for Executives (the “UPC Deferred Compensation Plan”). Participation in both plans has been frozen, but we agreed as part of that merger that management employees of Union Planters, who were participating in the plans as of the effective date of the merger, including Mr. Moore, would be eligible to continue their participation.

Perquisites.    Historically, Regions has provided its executive officers with various perquisites. Because of extensive business travel, we provided to some executives either an automobile allowance or a Company-provided automobile. In addition, Regions also paid country club dues because, in most cases, the club memberships are used primarily for business entertainment. Company-paid premiums on executive life insurance were provided for some executives. As described under the heading “2006 Compensation,” our Compensation Committee has limited the executive perquisites we provide going forward.

We also provide the use of corporate aircraft to enhance efficiency, and, in some cases, to provide for safety-related concerns. Before our merger with AmSouth, our Chief Executive Officer reimbursed us for personal use of corporate aircraft. This policy was changed as part of the merger to be consistent with AmSouth’s prior policy which was to allow the Chief Executive Officer personal use of the corporate aircraft without cost, and in recognition of the increased security concerns related to becoming a larger, higher-profile institution.

In addition to the broad-based benefits programs Regions sponsors, certain named executive officers also participate in other executive life insurance or split-dollar life insurance policies insured through third-party insurers. Under these arrangements, the estates or beneficiaries of our named executive officers would receive the following benefits:

Under a special executive life insurance program assumed from Union Planters, Mr. Moore currently has an insured benefit of $450,000, Mr. White has a benefit of $450,000 and Mr. Harton has a benefit of $250,000. In addition, Mr. Moore has split-dollar life insurance policies that upon his death currently pay a death benefit of $29,924,524 and split-dollar insurance policies totaling $74,675,970 that pay upon the death of both Mr. Moore and his spouse. Mr. Horsley has a split-dollar life insurance policy that pays a current death benefit of $3,799,000 to his estate or beneficiaries in the event of his death. All of the split-dollar insurance arrangements provide that the premium payments paid by the Company towards the benefits will be repaid to the Company at death or earlier as provided for pursuant to each arrangement.

Employment Agreements, Change-in-Control Protections, Career Awards and Post-Termination Pay.    Due to continuing consolidation in the financial services industry and for competitive and fairness reasons, we believe it is important to protect senior management and other key employees in the event of a change-in-control and the adverse employment consequences that can result from such business transactions. Further, we believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing employment protection should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may be in the best interests of stockholders. As a result, we have entered into agreements with all of our named executives that govern some of the terms of their employment and compensation.

Mr. Moore’s 2005 Employment Agreement.    We entered into an employment agreement with Mr. Moore on June 29, 2005 (the “2005 Employment Agreement”), which governed the terms of Mr. Moore’s employment until the merger with AmSouth. The 2005 Employment Agreement provided that Mr. Moore was entitled to minimum annual base salary of $650,000 and was generally eligible to participate in all Company pension and welfare benefits, fringe benefits and perquisites, at a level and in an amount that, on a benefit-for-benefit basis, is no less favorable than the benefits that were provided or made available to Mr. Moore with Union Planters in January, 2004. However, the 2005 Employment Agreement eliminated certain benefits that Mr. Moore had previously been entitled to during his employment with Union Planters, including (1) elimination of rights to a gross-up for income and employment taxes on compensation he receives after May 16, 2005 (whether related to past or future services for Union Planters and/or Regions); (2) elimination of any rights he may have had to receive “reload” grants of stock options after May 16, 2005, and termination of any programs or rights he may have had to defer the gains on Company stock options exercised after May 16, 2005; (3) limiting Regions’ matching contributions on amounts of compensation Mr. Moore may elect to defer under the Union Planters Deferred Compensation Plan after June 30, 2005; and (4) addition of a requirement that he reimburse Regions for his use of company aircraft or automobiles for personal travel after May 16, 2005.

The following “change-in-control” provisions of Mr. Moore’s 2005 Employment Agreement would have been triggered by Regions’ merger with AmSouth (see “Merger-Related Changes” below). Upon the closing of the merger, Mr. Moore would have had the option to extend the term of his employment agreement for an additional three-year period, beginning on the later of the date of the renewal notice or the date on which the merger closed. During the extended renewal term following the merger, Mr. Moore could have resigned without penalty on 90 days prior notice and received a lump-sum severance payment equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment. Also, on the closing of the merger, all deferred compensation, SERP benefits, and incentive awards would have immediately vested and been exercisable, and any stock or stock equivalents held in a deferred account on Mr. Moore’s behalf would have become immediately payable.

Change-in-Control Agreements.    Prior to Regions’ merger with Union Planters, Regions maintained change-in-control agreements with certain of its executive officers, including Mr. Jordan, Mr. Horsley and Mr. Upchurch. The agreements generally defined “change-in-control” to include certain business combinations, acquisitions of company stock or assets, or changes in the composition of the Board of Directors. The completion of the Union Planters merger constituted a change-in-control within the meaning of the change-in-control agreements at each company. Mr. Jordan, Mr. Horsley and Mr. Upchurch each agreed that the Union Planters merger would not be deemed a change-in-control event, in partial consideration for an award of restricted stock under the Career Award Program and execution of new change-in-control agreements as described below.

Mr. Jordan, Mr. Horsley, and Mr. Upchurch entered into Regions’ new change-in-control agreements, which were executed in December 2005. The new change-in-control agreements replaced any prior change-in-control agreements and any employment agreements. Regions’ merger with AmSouth was not a change-in-control event under these new change-in-control agreements. Under the agreements, during the two-year period following a change-in-control, if Regions terminates the executive officer’s employment other than for “cause”, or if the officer resigns for “good reason”, Regions must pay him accrued compensation and benefits plus an amount equal to two times his base salary and highest annual bonus during the three years preceding the year in which the change-in-control occurred. If the executive officer’s employment is terminated by Regions for cause, or by reason of the officer’s death, disability, or resignation other than for good reason, Regions’ liability is limited to accrued compensation and benefits. If any payment under the agreement causes the executive officer to become subject to the excise tax imposed under Section 4999 of the tax code, then amounts under the agreement will be reduced to the extent necessary to avoid the excise tax.

Mr. White’s Employment Agreement.    Mr. White continued to be covered by his agreement with Union Planters and received the payments described below upon termination of his employment with Regions at the end of 2006. Under the terms of Mr. White’s employment agreement with Union Planters, if his employment was terminated without “cause” or for “good reason” within three years following the July 2004 completion of Regions’ merger with Union Planters, he would have been entitled to a lump-sum severance payment equal to three times the sum of his base salary and the highest annual bonus received by him during the three calendar years immediately preceding the completion of the merger together with a payment equal to the value of health and welfare benefits for the three-year period. Mr. White was also entitled to an excise tax gross-up in the event any amount he receives in connection with the merger is subject to an excise tax under Section 4999 of the tax code.

Mr. Harton’s Employment Agreement.    Mr. Harton previously had an employment agreement with Union Planters, under which he could have terminated employment and received severance if he left the Company by June 30, 2006. In order to ensure that Mr. Harton continued to serve Regions following the announcement of the merger with AmSouth, on June 15, 2006, Regions entered into an employment letter with Mr. Harton. Under the terms of his employment letter, Mr. Harton may elect to terminate his employment within two years following the closing of the merger with AmSouth and receive the payment of benefits he would have been entitled to receive under his prior employment agreement, which Regions and Mr. Harton agree is an amount equal to $1,764,000. In addition, upon his elective termination, Mr. Harton would also receive accrued but unpaid base salary through the date of termination and a pro-rated annual bonus for the year of termination (based on an annual bonus of at least $288,000).

Career Award Program.    On January 18, 2006, Regions granted restricted stock under the Career Award Program to Mr. Jordan (28,299 shares), Mr. Horsley (62,268 shares) and Mr. Upchurch (32,867 shares). The restrictions on these Career Award Program shares generally lapse on the fifth anniversary of the date of grant, upon the executive’s death, disability, retirement at age 65 with the consent of Regions, or if the executive’s employment is terminated without cause. If the executive’s employment is terminated by Regions without cause and the executive is not otherwise entitled to a severance payment under the new change-in-control agreement, Regions will pay the executive severance in the amount of two times the executive’s annual base salary. If, during the restricted stock’s five-year vesting period, the executive terminates his employment because of a reduction in base salary or because the executive is required to move his principal work location by more than 35 miles, the executive’s employment will be treated as a termination without cause. Mr. Horsley’s agreement was subsequently amended as reflected in the section titled “Merger-Related Changes” below.

Merger-Related Changes.    In anticipation of our merger with AmSouth, both we and AmSouth made changes to our compensation programs.

Mr. Moore’s 2006 Employment Agreement.    On May 24, 2006, in conjunction with entering into the merger agreement with AmSouth, Mr. Moore entered into a new employment agreement with Regions (the “2006 Employment Agreement”). The Board of Directors of Regions at the time the merger was approved determined to enter into the 2006 Employment Agreement in order to ensure Mr. Moore’s continued services to Regions following the merger, particularly during the integration of the two companies, and in consideration of Mr. Moore’s change in responsibility as a result of the merger and the rights Mr. Moore would have had under his existing 2005 Employment Agreement.

Under the terms of the 2006 Employment Agreement, Mr. Moore would serve as the Chairman of the Board of Directors of the combined company for four years. During the term, Mr. Moore would receive annual base salary, annual bonus and long-term incentive compensation of not less than 75% of those provided to Regions’ chief executive officer, with newly granted long-term incentive awards to vest no later than the expiration of the four-year term. In addition, Mr. Moore would participate in all benefit, perquisite and other plans (other than certain retirement plans of AmSouth) generally applicable to Regions’ chief executive officer and other senior executives. These minimum levels of compensation were determined appropriate in light of Mr. Moore’s efforts surrounding the merger and necessary to secure his continued service.

The 2006 Employment Agreement also implemented some of the provisions of the 2005 Employment Agreement that would have been triggered on the merger with AmSouth. Accordingly, the agreement provided for a payment on March 1, 2007, of the maximum present value of his benefit under the UPC SERP, the balance of his deferred stock account and the change-in-control benefits under his existing employment agreement. The agreement also provided that, on completion of the merger with AmSouth, all of Mr. Moore’s equity-based compensation awards vest and his options remain exercisable in accordance with their full terms. In addition, Regions confirmed its agreement to honor the existing terms of the trust agreement pertaining to the payment of premiums on Mr. Moore’s life insurance policies.

By-law Amendment.    In connection with entering into the merger, our Board approved changes to our By-laws that affect our named executive officers. In particular, the By-laws provide that, following the merger, Mr. Moore will serve as Chairman of the Board and Mr. Ritter will serve as President and Chief Executive Officer. During the period that Mr. Moore is serving as Chairman, he will preside at all meetings of the Board of Directors and stockholders and have the right to attend all meetings of committees of the Board of Directors (subject to applicable law or stock exchange rules regarding the composition and executive sessions of committees) and participate in any regular meetings of management of the combined company. In the event that, prior to the third anniversary of the completion of the merger, Mr. Moore resigns or retires from his position as Chairman of the Board and Mr. Ritter is then continuing to serve as the President and Chief Executive Officer, Mr. Ritter will then also assume the position of Chairman of the Board. Until the third anniversary of the completion of the merger (November 4, 2009), removal of Mr. Moore or Mr. Ritter from their respective offices, and any determination not to nominate either as a director of the combined company, would require the affirmative vote of not less than 75% of the full Board of Directors.

Mr. Edwards’ 2006 Employment Agreement.    In October 2006, the Board also determined to enter into an employment agreement with Mr. Edwards. The employment agreement is for an initial term expiring on October 18, 2010. Beginning on October 18, 2010, and on each anniversary thereof that occurs prior to Mr. Edwards’ 62nd birthday, the term automatically extends for an additional one-year period unless, prior to such anniversary, either Morgan Keegan or Mr. Edwards notifies the other of its intention not to extend the agreement. Under his employment agreement Mr. Edwards will receive an annual base salary of at least $135,000. Mr. Edwards will receive an annual cash bonus in an amount not less than 75% of the largest annual bonus paid or payable to Mr. Edwards (before reduction for any voluntary deferral of income) with respect to services performed in any of the three preceding calendar years (the “guaranteed bonus”). The computation of the guaranteed bonus excludes that portion of a prior year’s annual bonus that Morgan Keegan demonstrates would not have been paid but for the minimum bonus provided for in the preceding sentence. In addition, Mr. Edwards shall have the opportunity to earn a greater annual bonus based on performance and generally consistent with Morgan Keegan’s practices as in effect prior to October 18, 2006. Under the agreement, Mr. Edwards will also receive long-term incentive compensation awards under Morgan Keegan’s and Regions’ long-term incentive compensation plans on terms and conditions no less favorable than those provided to the senior executive officers of Regions and with a value commensurate with Mr. Edwards’ duties and responsibilities.

Career Award Program and Executive Officer Change-in-Control Agreements.    Although Regions’ merger with AmSouth did not trigger the change-in-control provisions of the Career Award Program, we determined that many of our executives and key employees would be experiencing job changes significant enough to disrupt the continuity of our business. Therefore, shortly after signing the merger agreement with AmSouth, we determined that steps should be taken to ensure the retention of some of our Company’s executive officers and other key employees. As a result we amended the Career Award Program to provide the opportunity for increased benefits.

In the months leading up to and following the merger with AmSouth, it was important to secure continued employment of key executives for a specific period of time through and following the merger to facilitate the merger and integration of business units. To assist with insuring this transition, Regions agreed to provide an additional retentive payment under the Career Award Program agreements to affected executives. Under the amended Career Award Program agreements, if an executive is terminated without “cause” or resigns for “good reason” in connection with the AmSouth merger, the payment amount under his or her Career Award will be increased so that the value will approximate the change-in-control benefit the participant otherwise would have been entitled to receive upon a termination without “cause” or for “good reason” under the executive’s change-in-control agreement that was in force at the time of the Union Planters merger. This special retention payment is contingent upon the participant agreeing to remain employed by the Company through a date selected at the discretion of the Company depending upon the integration plans for the affected business unit and on the participant and continuing to use his or her best efforts on behalf of the Company in reaching our business goals, including to work regular business hours through termination and agreeing to a waiver and release of claims in respect of his or her existing agreement.

For some of our executives who do not participate in the Career Awards Program, we enhanced our change-in-control agreements at the same time we amended the Career Awards Program. These changes did not affect any of our named executive officers.

Mr. Horsley’s 2006 Amended and Restated Employment Agreement.    In October 2006, in anticipation of Mr. Horsley’s previously announced retirement from Regions effective on December 31, 2006, the Committee determined to amend Mr. Horsley’s employment agreement. The Board believed that, in recognition of Mr. Horsley’s right to terminate his employment for “good reason” under his prior employment agreement and the Career Award Program agreement, it was important to assure that Regions would have the continuing dedication of Mr. Horsley past the effective date of the merger and through December 31, 2006.  In addition, the Committee sought to recognize Mr. Horsley for his long and valuable service to Regions. Many of the provisions, terms and conditions in the Amended and Restated Employment Agreement are substantially the same as the provisions, terms and conditions in Mr. Horsley’s prior employment agreement. The principal changes effected by amending Mr. Horsley’s Employment Agreement and Career Award Agreement are described below.

Mr. Horsley’s Amended and Restated Employment Agreement provides that his medical, dental, and prescription drug benefits will be continued for three years upon termination of employment on or after December 31, 2006, or termination by Mr. Horsley for “good reason” or by Regions without “cause” prior to December 31, 2006. In the event of Mr. Horsley’s death prior to December 31, 2009, Mr. Horsley’s wife will have the right to continue such benefits for herself as if Mr. Horsley were still alive.

Mr. Horsley’s Amended and Restated Employment Agreement also modifies and clarifies Mr. Horsley’s rights with respect to certain of Regions’ benefit plans that he participates in as well as with respect to equity incentives previously awarded to Mr. Horsley. Mr. Horsley’s benefits under the Company SERP will be determined by including in the calculation of “average monthly compensation” 100% of bonuses (which include any portion of a bonus that is or was deferred at the election of Mr. Horsley into a qualified 401(k) plan or non-qualified deferred compensation plan) paid or payable within the averaging period. Under his prior employment agreement, the calculation of Mr. Horsley’s SERP benefit would not have reflected any bonus amounts.

All of the stock options awarded to Mr. Horsley under the 1999 Long Term Incentive Plan (vested and unvested) that were outstanding on October 18, 2006 are modified by causing each such stock option to remain exercisable for the remainder of its original term unless Mr. Horsley is terminated for cause or resigns without good reason prior to December 31, 2006, and the per share exercise price of each stock option is increased (if applicable) to the fair market value (as defined under the 2006 Long Term Incentive Plan) as of October 18, 2006. In exchange for such increase in the per share exercise price of each stock option, Regions has agreed to pay Mr. Horsley an amount equal to the increase in exercise price of each such stock option. In addition, the shares of restricted stock previously granted to Mr. Horsley (including shares granted pursuant to the Career Award agreement) will vest and the restrictions will lapse, on the earlier of December 31, 2006 or termination of his employment due to death, termination by Regions without cause or termination by Mr. Horsley for good reason. The Amended and Restated Employment Agreement also provides that, if Regions’ financial performance is such that Mr. Horsley would otherwise be entitled to a grant of shares under previously awarded performance restricted share units, such shares shall be issued to him as vested unrestricted shares regardless of whether he is no longer employed by Regions on the date of issuance.

Modification of Performance Period for 2005 Performance Share Units.    Before the merger with AmSouth, we determined that it was desirable to shorten the performance period for performance share units that were granted in December 2005 for the performance period commencing January 1, 2006 and ending on December 31, 2007. At its October 2006 meeting, the Compensation Committee determined that because of the merger, it would be difficult to determine the extent to which the performance goals for the full 2006-2007 performance period had been met. Accordingly, in order to reward key employees for the superior performance achieved in 2006 and to further serve as retention of key talent during the transition period following the merger with AmSouth, the Compensation Committee shortened the performance period to one year, retained the one-year performance goals, and increased the one-year maximum payout to 100% of the total. Based on achievement of the performance goals for 2006, restricted stock was issued to the participants at the maximum level after the close of the fiscal year.

As a result of this modification, the performance share units were issued in January 2007 in the form of restricted stock, except for Mr. Horsley, who terminated employment with Regions as of December 31, 2006 and received unrestricted shares in accordance with his employment agreement, as follows:

• Mr. Moore	25,000 shares	• Mr. Horsley	18,485 shares
• Mr. Jordan	12,940 shares	• Mr. Edwards	9,243 shares

We did not grant any restricted stock under the performance share units to Messrs. Harton, White and Upchurch. Messrs. Harton and White left Regions prior to the end of the year and Mr. Upchurch announced his retirement prior to the end of the year and subsequently retired from Regions on January 31, 2007.

The restricted stock issued generally vests in three equal installments on each of the three anniversaries of the grant. Mr. Moore’s grant, however, is subject to a reduced vesting period as the result of the terms of his employment agreement. In addition, in the event of termination of employment for certain reasons, vesting of restricted shares may be further accelerated. Therefore his shares are not subject to a substantial risk of forfeiture and are accounted for under the rules of FAS 123R as vested. Finally, Mr. Horsley’s employment agreement as amended in October 2006 requires that his shares under this program be issued as full unrestricted shares.

Pre-Merger Compensation Program Applicable to Mr. Ritter

Mr. Ritter’s 2006 base salary, annual bonus opportunity and equity-based awards were determined by the AmSouth Human Resources Committee before the merger.

Base Salary.    Mr. Ritter’s 2006 base salary was set by the Human Resources Committee of the AmSouth Board of Directors at $995,000, which was the same base salary level as set by the AmSouth Human Resources Committee each year since 2003. Mr. Ritter’s base salary had remained constant over several years, in part in recognition of the deductibility limits of Section 162(m) on non-performance-based pay. While maintaining Mr. Ritter’s base salary at its previous level, AmSouth’s Human Resources Committee did recognize and take note of Mr. Ritter’s significant long-term service to AmSouth over the last 37 years, as well as his performance, experience, industry knowledge, and effectiveness of his leadership at AmSouth.

Annual Cash Incentive Compensation.    AmSouth provided Mr. Ritter with the opportunity to earn an annual cash bonus each year in accordance with its stockholder-approved Executive Incentive Plan. Amounts paid under the plan were intended to qualify as performance-based compensation for purposes of Section 162(m) of the tax code. As previously noted, Section 162(m) limits a company’s ability to deduct payments over $1 million that are paid to most senior executives unless it is “performance-based.” The AmSouth Executive Incentive Plan limited the total annual cash incentive compensation that could be paid to an eligible executive in a given year to $3 million.

In early 2006, the AmSouth Human Resources Committee approved performance goals and a target award for Mr. Ritter. The performance goals established for Mr. Ritter were based on earnings per share (weighted 45%) and return on reported equity (weighted 45%). The following summarizes the performance goals and payouts approved by the AmSouth Human Resources Committee: (i) earnings per share: <$2.07 (0% of target), $2.11 (100% target), $2.15 (150% target), $2.21 (200% of target) and (ii) return on reported equity: <17.0% (0% of target), 18.5% (100% of target), 19.25% (150% of target) and 20.0% (200% of target). In addition, 10% of the award is based on achievement of qualitative goals set by the Committee. The Committee also has the authority to lower or raise the qualitative component (from 0% to 30%). Mr. Ritter’s target as a percentage of 2006 base salary was 140%. The maximum annual cash bonus opportunity was 200% of target.

Long-Term Incentive Compensation.    For 2006, AmSouth used a combination of stock options, service-based restricted stock and cash performance units to provide long-term incentives. The AmSouth Human Resources Committee generally established a target grant under AmSouth’s long term incentive compensation plans based on the 50th percentile of grants made by a peer group. The actual grant made was then adjusted based on AmSouth’s relative performance against the peer group.

2006 Awards.    In the first quarter of 2006, the AmSouth Human Resources Committee approved the annual award to Mr. Ritter, as well as other executives and key employees of AmSouth, to be issued on the first business day of the following quarter based on performance in 2005. Fifty percent of the value of the award was issued as stock options, 25% of the value was issued in shares of service-based restricted stock and 25% percent of the value was issued as cash performance units. The stock option portion of the award consisted of 296,075 stock options (as converted into Regions stock options as part of the merger). These options were scheduled to vest in three annual installments, beginning on the first anniversary of the grant date. The time-lapsed restricted stock portion of the award consisted of 34,687 shares (as converted into Regions common stock as part of the merger) and was scheduled to vest on the third anniversary of the date of grant. The cash performance unit portion of the award had an aggregate payout range of between $0 and $1,875,000 depending on AmSouth’s performance for average annual return on equity and average annual earnings per share growth rate compared to a peer group over the three-year period beginning with 2006 and ending in 2008.

The AmSouth Human Resources Committee developed this mix of long-term compensation to insure the following: (1) significant leverage in the case of stock options when the Company experiences superior performance; (2) retentive power in the case of the grant of service-based restricted stock; and (3) direct connection of the interests of executives in striving for operating goals deemed most indicative of the internal growth required to sustain superior stockholder performance.

Mr. Ritter’s Employment Agreement.    Mr. Ritter is a party to an employment agreement with AmSouth which was assumed by Regions. The agreement had an initial term of five years, but contains automatic renewal provisions such that the remaining term of the agreement at any given time will be five years. Under the agreement, Mr. Ritter is entitled to serve as Chief Executive Officer and Chairman of AmSouth’s Board of Directors and is entitled to the following compensation: (1) an annual base salary not less than $900,000; (2) the opportunity to earn an annual bonus under AmSouth’s Executive Incentive Plan; (3) a specified total retirement benefit (or, if greater, the benefit he otherwise would have received under the AmSouth Supplemental Executive Retirement Plan); (4) normal employee benefits commensurate with his position and reimbursement of reasonable expenses; and (5) supplemental life insurance coverage.

If Mr. Ritter’s employment is terminated by AmSouth for reasons other than for “Cause” or “Disability”, or if he terminates his employment for “Good Reason”, his employment agreement provides that: (1) he is entitled to be paid a lump sum in cash equal to the greater of the severance benefits under the AmSouth executive severance agreements and the sum of: (a) unpaid base salary through date of termination, a prorated annual bonus, any previously deferred compensation and accrued vacation pay; (b) three times annual compensation; (c) a total retirement benefit as calculated under the Agreement (“Retirement Benefit”); and (d) accrued benefits under AmSouth’s Supplemental Thrift Plan; (2) all unvested stock awards will vest; and (3) he will be paid any amounts due under other AmSouth employee benefit plans and certain other benefits. AmSouth would also reimburse Mr. Ritter for certain excise taxes that he may be obligated to pay as a result of receiving payments under the agreement.

For purposes of his employment agreement, Mr. Ritter will have “Good Reason” to terminate his employment upon the occurrence of any of the following: (1) a material breach by AmSouth of a material term of the agreement or (2) a reduction in the amount of coverage provided under the officer and director liability insurance or a change in the terms and conditions of such insurance where the change is a potential material detriment, or the failure by the Company to indemnify the executive for claims brought against him in his capacity as an officer of the company.

AmSouth Retirement Plans.    Following the merger with AmSouth, Regions assumed the AmSouth Retirement Plan, a non-contributory qualified defined benefit plan, and the AmSouth Supplemental Executive Retirement Plan (the “AmSouth SERP”), a nonqualified supplemental retirement plan. The AmSouth Retirement Plan and the AmSouth SERP were frozen to new employees as of the date of the merger (although current participants would continue to accrue benefits).

AmSouth Merger-Related Changes and Benefits.    As a result of the merger, some of the change-in-control protections in AmSouth’s programs became effective.

Waiver of Good Reason.    As described above, Mr. Ritter could terminate his employment for Good Reason in the event of a material breach of a material term of his employment agreement. The fact that Mr. Ritter would not be Chairman of our Board following the merger would have been a material breach of the agreement. In order to address this, on May 24, 2006, in conjunction with entering into the merger agreement with Regions, Mr. Ritter provided a letter to AmSouth waiving the right to be Chairman for so long as Mr. Moore continues to serve as Chairman. After Mr. Moore ceases to be Chairman, Mr. Ritter will be entitled serve as Chairman for the remainder of the term of his Employment Agreement.

Acceleration of Vesting.    Under the AmSouth long term incentive plans, a change-in-control occurred on stockholder approval of the merger. As a result, all unvested stock options became immediately exercisable and remain exercisable throughout their term and any restrictions imposed on shares of restricted stock lapsed. These provisions applied to all participants in the AmSouth long term incentive plans, including Mr. Ritter. As a result, Mr. Ritter vested in 34,687 shares of restricted stock (as converted into Regions stock as part of the merger) that otherwise were subject to three-year cliff vesting on the third anniversary of the date of grant and 255,168 shares of restricted stock (as converted into Regions stock as part of the merger) that were granted in 2001 and that otherwise would have vested upon Mr. Ritter’s retirement, and the 296,075 stock options (as converted into Regions stock as part of the merger) that had been granted in the second quarter of 2006. Mr. Ritter had proposed to waive the vesting of his equity-based awards but was advised that doing so would have adverse tax implications.

In addition, under the terms of the cash performance unit grant agreements, upon a change-in-control, Mr. Ritter was entitled to immediate payout of each of his three outstanding cash performance unit awards without pro-ration based on company performance relative to the cumulative achievement of performance goals as of the end of the year prior to the change-in-control, for the 2004 and 2005 grants, and based on target performance for the grant made in April of 2006. Upon stockholder approval of the merger in October 2006, a total of $4,624,440 was paid to Mr. Ritter upon accelerated vesting of the three-year performance unit grants made in 2004, 2005 and 2006 as follows: the 2004 grant was vested at 158% of target, the 2005 grant was vested at 174% of target and the 2006 grant was vested at 100% of target.

Vesting of Supplemental Executive Retirement Arrangements.    Mr. Ritter entered into two non-equity split-dollar life insurance agreements with AmSouth, which have a coverage amount of $10,109,829, payable after both Mr. Ritter and his spouse have died. At the death of both Mr. Ritter and his spouse, all previously paid premiums will be repaid to Regions from policy proceeds. Upon the merger with AmSouth, AmSouth’s obligation to pay associated premiums became irrevocable under the terms of the existing arrangements, AmSouth was obligated to transfer ownership of the policy to an irrevocable trust and AmSouth became obligated to fund the trust as necessary to pay all projected premiums.

Post-Merger Compensation Actions

2006 Annual Cash Incentive Compensation.    In February 2007, our post-merger Compensation Committee determined 2006 performance and approved 2006 awards under the legacy AmSouth Bancorporation Executive Incentive Plan for Mr. Ritter and Regions Executive Bonus Plan for our other named executives.

For Mr. Ritter, the Compensation Committee evaluated AmSouth’s performance against its predetermined goals based on AmSouth’s stand-alone performance for the three quarters before the merger. The Compensation Committee determined that performance had substantially exceeded targets for both the earnings per share and return on equity goals with the return on equity goal in excess of maximum performance. The Compensation Committee also evaluated Mr. Ritter’s performance for purposes of the qualitative component and determined that Mr. Ritter’s performance under this component justified the maximum payout as contemplated by the plan. On the basis of this review, Mr. Ritter’s 2006 annual incentive compensation was paid at 200% of target.

The Compensation Committee also evaluated Regions’ performance against the predetermined goals and determined that Regions exceeded the maximum level for all three of the corporate performance goals for 2006.

Mr. White and Mr. Harton were also subject to individual performance targets used to determine a portion of their 2006 annual incentive compensation. Because actual corporate performance exceeded performance maximums, payouts were at 200% of target for Mr. Moore, Mr. Jordan, Mr. Horsley and Mr. Upchurch, at 112% of target for Mr. White and at 180% of target for Mr. Harton. As described above, Mr. Edwards’ 2006 bonus was not determined in accordance with the goals described above, but rather, was based on the achievement of revenues and net profit objectives of the brokerage, trust and investment management operations of Regions.

Limits on Perquisites.    Following the merger, the newly constituted Compensation Committee reviewed the compensation arrangements for the senior executives of both legacy companies with the goal of establishing a one-company culture under one set of guiding compensation principles going forward. As part of this process, the Compensation Committee determined to limit certain executive perquisites, but also confirmed its desire to continue to provide certain perquisites where there is a compelling business reason to do so. Commencing in 2007, Regions generally will no longer provide to Executive Council members (which includes Mr. Moore, Mr. Ritter and Mr. Jordan) any of the following perquisites: automobile allowances, Company-provided automobiles, supplemental disability insurance, or payment of country club dues. Executive officers will continue to be eligible for financial planning services, excess liability policies, company provided security coverage for private residences, enhanced coverage for annual routine physicals and, in the case of Mr. Moore and Mr. Ritter only, personal use of corporate aircraft.

We believe that good financial planning reduces the amount of time and attention that senior management must spend on that topic and maximizes the return of compensation and benefit plans for our executives. In addition, by providing one source for financial planning to all members of the senior management team, we reduce the amount of time that our Human Resource professionals must spend explaining and providing information on behalf of our executives, allowing us to provide better service to our workforce, and making us a more efficient organization. Excess liability coverage is important to ensure that executives and Regions are protected in the event of litigation.

Because of their enhanced profile in the community, we also believe it is particularly important for our executives to have adequate security services. Accordingly, Regions provides for the installation and monitoring of security systems at our executives’ personal residences. These services are generally provided at no incremental cost to Regions other than the installation and monitoring of the systems and the occasional maintenance and repair of those systems. Enhanced routine executive physicals are designed to monitor the health of our executive team in the most efficient and effective manner. Finally, it is our policy to require that our Chairman and Chief Executive Officer use Company-owned or other non-commercial aircraft for all business or personal travel except when travel by commercial aircraft is demonstrably more efficient and does not involve unreasonable personal risks. We have adopted this policy primarily to ensure the physical security of our Chairman and Chief Executive Officer and their families as well as to accommodate the numerous availability and efficiency concerns of the business.

Amendment of Mr. Moore’s 2006 Employment Agreement.    As part of its review, the Compensation Committee (in consultation with the Nominating and Corporate Governance Committee) proposed changes to Mr. Moore’s 2006 Employment Agreement and, in light of the requirements of the By-laws relating to Mr. Moore’s and Mr. Ritter’s employment arrangements, presented its proposal to the full Board. The Board of Directors considered the proposed changes and discussed the changes with Mr. Moore. As a result of these discussions, Mr. Moore agreed to the following changes, which were unanimously approved by the Board of Directors. Effective as of January 31, 2007, the term of the 2006 Employment Agreement was shortened from four years to two years following the closing of the merger with AmSouth and provisions for special perquisites were eliminated. By virtue of shortening the term of the agreement, the maximum severance payment that would be payable to Mr. Moore upon a termination of employment was reduced.

As part of the amendment to the employment agreement, the Compensation Committee also determined to resolve Regions’ obligations under the equity split-dollar life insurance arrangements with Mr. Moore and his spouse. Following the adoption of the Sarbanes-Oxley Act, Regions ceased making premium payments on the insurance policies to avoid any question that the payments would be characterized as prohibited loans by Regions. As a result, the potential death benefit under the policies was substantially less than originally intended and was being further reduced over time. The amendment removed any obligation of Regions to make additional premium payments and provided for a lump sum $3.8 million payment to Mr. Moore to compensate him for lost benefits going forward. However, Mr. Moore lost substantial benefits over the past four years, which he agreed would not be compensated. The cash payment was substantially less than the anticipated premium payments, although the arrangements provide that ultimately we would have been repaid for the premiums out of the proceeds of the insurance policies.

COMPENSATION COMMITTEE REPORT

Regions’ Compensation Discussion and Analysis is included in this proxy statement. Regions has the primary responsibility for the Compensation Discussion and Analysis.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key employees of senior management. As part of this responsibility, the Compensation Committee has reviewed and discussed with Regions’ management the contents of the Compensation Discussion and Analysis. In addition, the Compensation Committee reviewed the Compensation Discussion and Analysis with the other members of the Board of Directors who served on the Compensation Committees of Regions and AmSouth at various times during the year, in each case with respect to matters that occurred during their respective time of service.

Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2006.

THE COMPENSATION COMMITTEE

Claude B. Nielsen (Chairman)

George W. Bryan

Earnest W. Deavenport, Jr.

Martha R. Ingram

Susan W. Matlock

Lee J. Styslinger III

2006 COMPENSATION

The following tables contain information about the Chairman, Chief Executive Officer, Chief Financial Officer, the three other most highly paid executive officers at the end of 2006 and two other individuals who would have been one of the three most highly paid executive officers but for the fact that the individuals were not executive officers at the end of 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jackson W. Moore Chairman & Former Chief Executive Officer	2006	951,391	2,009,000	663,000	2,362,450	10,980,616	12,223,892	29,190,349

C. Dowd Ritter(6) President & Chief Executive Officer	2006	995,000	6,641,780	1,511,191	7,410,440	1,132,335	743,243	18,433,989

Richard D. Horsley Head of Transaction and Integration	2006	637,500	4,147,336	530,475	1,338,750	4,717,848	4,769,307	16,141,216

D. Bryan Jordan Senior Executive Vice President and Chief Financial Officer	2006	470,000	647,328	123,778	752,000	6,561	148,880	2,148,547

Samuel E. Upchurch, Jr. Senior Executive Vice President	2006	462,500	678,811	123,778	832,500	13,129	149,438	2,260,156

G. Douglas Edwards President & Chief Executive Officer of Morgan Keegan	2006	130,000	369,396	90,680	2,470,802	—	120,530	3,181,408

Not an Executive Officer as of December 31, 2006

John V. White Executive Vice President, Former Regional Chief Executive Officer	2006	439,875	359,543	744,569	370,021	10,978	4,972,048	6,897,034

H. Lynn Harton Executive Vice President, Former Chief Credit Officer	2006	312,500	313,231	79,573	421,875	23,789	1,915,064	3,066,032

1.	These amounts represent the 2006 compensation expense for outstanding stock awards, as represented in the following table:

	Type of Grant	Compensation Expense ($)
Jackson W. Moore	Restricted Stock	1,071,000
	Performance Share Units	938,000

	Total	2,009,000

C. Dowd Ritter	Restricted Stock	6,641,780

Richard D. Horsley	Restricted Stock	3,453,779
	Performance Share Units	693,557

	Total	4,147,336

D. Bryan Jordan	Restricted Stock	525,951
	Performance Share Units	121,377

	Total	647,328

Samuel E. Upchurch, Jr.	Restricted Stock	557,434
	Performance Share Units	121,377	*

	Total	678,811

G. Douglas Edwards	Restricted Stock	282,697
	Performance Share Units	86,699

	Total	369,396

John V. White	Restricted Stock	359,543
	Performance Share Units	86,699	**

	Total	446,242

H. Lynn Harton	Restricted Stock	313,231
	Performance Share Units	69,356	**

	Total	382,587

*	Subsequently forfeited after his retirement on January 31, 2007.

**	Subsequently forfeited after his retirement on December 31, 2006.

The FAS 123R assumption for determining compensation expense for restricted stock for everyone in the table with the exception of Mr. Ritter is the average of the high and low trading price of a share of Company stock on the date of grant. The FAS 123R assumption for determining compensation expense for Mr. Ritter is the closing price of a share of Company stock on the date of grant. The FAS 123R assumption for determining compensation expense for performance share units for everyone except Mr. Ritter is the average of the high and low trading price of a share of Company stock on the last day of the fiscal year.

We included in this table the 2006 compensation expense for performance share units, except for those executives who terminated from the Company prior to the issuance of shares by the Company on January 19, 2007. Mr. Harton and Mr. White forfeited the values indicated above for the performance share units as of January 1, 2007. Mr. Upchurch announced his retirement from the Company to be effective on January 31, 2007, and the performance share units indicated above were not issued. Those amounts are not included in the Summary Compensation Table.

2.

In light of FAS 123R, Regions fully vested any nonqualified stock options that were outstanding as of December 31, 2005 except for those options granted in December 2005. AmSouth also vested all outstanding stock options as of December 31, 2005. The amounts represented in this column are the compensation expense for 2006 related to vesting of new stock option grants and those incentive stock options granted by Regions whose vesting was not accelerated on December 31, 2005 as presented in the following table:

	Options Granted	Compensation Expense ($)
Jackson W. Moore	130,000	663,000
C. Dowd Ritter	296,075	1,511,191
Richard D. Horsley	112,867	530,475
D. Bryan Jordan	79,007	123,778
Samuel E. Upchurch, Jr.	79,007	123,778
G. Douglas Edwards	2,000	2,267
	56,434	88,413

		90,680
John V. White	105,116	479,329
	56,434	265,240

		744,569
H. Lynn Harton	50,791	79,573

The FAS 123R assumptions for Mr. Ritter’s options granted April 3, 2006 were: risk free rate of return (4.82%), dividend yield (3.86%), volatility (19.91%) and expected life (4.0 years). In addition, FAS 123R requires companies to establish a value for stock option grants. Upon conversion of Mr. Ritter’s AmSouth stock options to Regions stock options, the FAS 123R value of his converted options was based on the fair value of converted Regions’ stock options on the date of the merger. The aggregate fair market value of Mr. Ritter’s stock options was approximately $22 million. Regions was not required to recognize a compensation expense for these options because the modified options were subject to the same conversion features as the Regions common stock.

The FAS 123R assumptions for the Regions options granted (i) April 3, 2006 were: risk free rate of return (4.85%), dividend yield (4.0%), volatility (19.50%) and expected life (4.0 years) and (ii) January 31, 2006 were: risk free rate of return (4.48%), dividend yield (4.10%), volatility (19.50%) and expected life (4.0 years).

Mr. Harton vested in 1/3 of the 50,791 shares of stock granted to him on December 20, 2005 and Regions recorded a compensation expense of $79,573 for those shares. Following his termination of employment on December 31, 2006, he forfeited the remaining unvested options.

3.	For Mr. Ritter, this amount includes his 2006 performance-based annual bonus paid in February 2007 in the amount of $2,786,000 and $4,624,440 in AmSouth performance unit awards originally granted in 2004, 2005 and 2006 that accelerated upon stockholder approval of the merger and which represent previous multi-year awards of compensation. For the other named executive officers, this amount represents 2006 performance-based annual bonus amounts paid in February 2007 under the Regions’ Executive Bonus Plan, except for Mr. Edwards, who received two bonuses for 2006, one paid in August 2006 in the amount of $700,000 and commissions and other performance based bonuses paid in February 2007 for the 2006 calendar year in the amount of $1,770,802.

4.	These amounts include for:

Mr. Moore—$9,386,455 in accruals under the Union Planter’s SERP (including approximately $2.4 million in regular 2006 accruals and approximately $6.8 million in accruals as a result of the merger) and $1,594,161 which represents above market earnings under the Union Planters Deferred Compensation Plan;

Mr. Ritter—$60,924 in accruals under the AmSouth Retirement Plan and $1,071,411 in accruals under the AmSouth SERP;

Mr. Horsley—$4,717,848 in accruals under the Regions Retirement Plan and the Regions SERP (including approximately $4.4 million in accruals attributable to changes to Mr. Horsley’s SERP benefit as a result of the merger with AmSouth);

Mr. Jordan—$6,561 in accruals under the Regions Retirement Plan; and

Mr. Upchurch—$13,129 in accruals under the Regions Retirement Plan.

None of Messrs. White, Edwards and Harton participates in a qualified pension plan or pension SERP. However, this amount includes $10,978 and $23,789 in above market earnings under the Union Planters Deferred Compensation Plan for Mr. White and Mr. Harton respectively.

5.	For Mr. Moore, these amounts include, amounts attributable to the following perquisites: personal use of corporate aircraft, personal use of company automobile, and $18,886 in club membership dues, $1,963,020 in Company-paid premiums under non-equity split dollar life policies which will be repaid to the Company upon Mr. Moore’s death, and $145,361 in Company contributions to the Union Planters Deferred Compensation Plan. These amounts also include $9,997,350 in change-in-control payments provided for under his 2006 Employment Agreement which were paid in March 2007 and $82,292 in dividends on restricted stock. In addition, in accordance with the provisions of Mr. Moore’s 2006 Employment Agreement, on March 1, 2007, Mr. Moore was paid an amount equal to $25 million, which is the maximum present value of his benefit under the UPC SERP and which is not reported in the table but which includes approximately $9.4 million in pension increases reported in the “Change in Pension Value” column of the Summary Compensation Table. The method of calculating the value of personal usage of corporate aircraft is based on a $1,700 per hour cost, which includes the direct average operating cost of fuel, oil, brakes and tires and is based on an assumed 350 hour year for the aircraft.

For Mr. Ritter, these amounts include $39,800 in AmSouth contributions to the AmSouth Thrift and Supplemental Thrift Plans and $260,310 in restricted stock dividends. These amounts also include amounts attributable to the following perquisites: non-equity split dollar life premiums of $142,451 which will be repaid to the Company upon the death of both Mr. Ritter and his spouse, excess supplemental long-term disability premiums of $98,206, tax gross ups on perquisites, personal use of AmSouth Company aircraft and an automobile, Medjet, financial planning, club dues, supplemental disability, group liability insurance, executive physical and home security system. These amounts also include AmSouth profit sharing plan payments of $7,670. The method of calculating the value of personal usage of corporate aircraft is based on a $1,700 per hour cost, which includes the direct average operating cost of fuel, oil, brakes and tires and is based on an assumed 350 hour year for the aircraft.

For Mr. Horsley, these amounts include, $4,226,128 paid under his amended 2006 employment agreement in October of 2006, $342,829 in Company contributions to the Regions 401(k) and Supplemental 401(k) Plans and $180,864 in restricted stock dividends.

For Mr. Jordan, these amounts include $53,101 for Company contributions to the Regions 401(k) and Supplemental 401(k) Plans, an automobile allowance and $89,101 in dividends on restricted stock.

For Mr. Upchurch, these amounts include $58,676 in Company contributions to the Regions 401(k) and Supplemental 401(k) Plans as well as $90,763 in restricted stock dividends.

For Mr. Edwards, these amounts include $87,293 in earnings attributable to the 2001 fiscal year of the Company and awarded in the form of restricted cash that was released and became taxable to Mr. Edwards during 2006 under the terms of the Morgan Keegan Restricted Cash Plan as well as $33,237 in dividends on restricted stock.

For Mr. White these amounts include, $33,836 for accrued unused vacation time, $2,815,074 in change-in-control payments provided for under his employment agreement with the Company, $45,839 in Company-paid executive life insurance premiums, $2,033,360 in excise tax gross ups related to the merger with Union Planters, $20,124 in Company contributions to the Union Planters Deferred Compensation Plan as well as $16,475 in restricted stock dividends.

For Mr. Harton, these amounts include, $18,750 for accrued unused vacation time, $1,839,089 in change-in-control payments provided for under his employment agreement with the Company, $34,802 in Company contributions to the Union Planters Deferred Compensation Plan as well as $14,214 in restricted stock dividends.

6.	Although not required by current rules regarding executive compensation disclosure, the compensation reported for Mr. Ritter in the Summary Compensation Table includes compensation paid by both Regions as well as AmSouth, a predecessor to Regions.

Total 2006 Grants.    The following table details all equity-based and non-equity plan-based awards granted to each of the officers named in the Summary Compensation Table in 2006.

Our equity grants have been issued under two long-term incentive compensation plans, the newly-adopted 2006 Long-Term Incentive Plan and the 1999 Long-Term Incentive Plan (each, an “LTIP”). The 2006 LTIP was approved by stockholders at the 2006 annual meeting and permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash. Under the 2006 LTIP, 20 million shares and share equivalents of our common stock were authorized for issuance. Awards under the 2006 LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards generally vest on termination of an award holder’s employment within 24 months after a change-in-control of Regions (as defined in the 2006 LTIP to exclude certain merger-of-equals transactions). These extra change-in-control protections under the 2006 LTIP were not triggered by the merger with AmSouth.

The 1999 LTIP is currently frozen, and no new awards may be granted under that plan. Under the terms of the 1999 LTIP, grants of awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash were authorized. Awards under the 1999 LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards vest upon a change-in-control of Regions (as defined in the 1999 LTIP to exclude certain merger-of-equals transactions). While these extra change-in-control protections were not triggered by the merger with AmSouth, the vesting of some awards under the 1999 LTIP was accelerated before the merger with AmSouth in anticipation of the effect of the effective date of FAS 123R. In addition, in connection with the AmSouth merger, certain shares granted under Regions’ Career Awards program may be subject to accelerated vesting in the event of certain types of termination of employment (see discussion of Career Awards above under “Compensation Discussion and Analysis— Employment Agreements, Change-in-Control Protections, Career Awards and Post-Termination Pay”).

Regions also maintains the AmSouth 1996 Long-Term Incentive Compensation Plan and the 2006 Long-Term Incentive Compensation Plan, which were assumed by Regions upon the merger. Under the AmSouth plans, equity-based awards generally vest on a “change-in-control” of AmSouth. AmSouth’s merger with Regions triggered the change-in-control provisions of the plans and all awards under the plans vested upon stockholder approval of the merger in October 2006.

2006 GRANTS OF PLAN-BASED AWARDS

Name and Principal Position	Grant Date	Multi-Year Opportunity Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jackson W. Moore Chairman & Former Chief Executive Officer	4/3/2006								130,000	35.38	663,000
	5/18/2006							30,000			1,071,000
	12/20/2005				6,250	12,500	25,000				938,000

C. Dowd Ritter(6) President & Chief Executive Officer	4/3/2006	375,000	750,000	1,875,000
	4/3/2006							34,687			1,195,383
	4/3/2006								296,075	34.46	1,511,191

Richard D. Horsley Head of Transaction and Integration	1/18/2006							62,268			2,145,755
	12/20/2005				4,621	9,243	18,485				693,557

D. Bryan Jordan Senior Executive Vice President and Chief Financial Officer	1/18/2006							28,299			975,184
	12/20/2005				3,235	6,470	12,940				485,509

Samuel E. Upchurch, Jr. Senior Executive Vice President	1/18/2006							32,867			1,132,597
	12/20/2005				3,235	6,470	12,940				485,509

G. Douglas Edwards President & Chief Executive Officer of Morgan Keegan	4/3/2006								2,000	35.38	10,200
	12/20/2005				2,311	4,622	9,243				346,797

John V. White Executive Vice President, Former Regional Chief Executive Officer	1/31/2006								105,116	33.35	479,329
	12/20/2005				2,311	4,622	9,243				346,797

H. Lynn Harton Executive Vice President, Former Chief Credit Officer	12/20/2005				1,849	3,697	7,394				277,423

1.	The December 20, 2005 grants of performance share units were also disclosed in Regions’ 2006 Proxy Statement.

2.	With the exception of Mr. Ritter, company restricted stock grants were awarded to generally vest in equal annual installments on each of the first three anniversaries of the date of grant, except for Career Awards, which generally vest on the fifth anniversary of the date of grant. Grants of restricted stock to Mr. Ritter were awarded to generally vest in one lump sum on the third anniversary of the date of the grant. However, due to the terms of the plan, vesting of these restricted stock grants was accelerated on the date AmSouth stockholders approved the merger of AmSouth with Regions.

Mr. Ritter’s 2006 equity-based awards were made under the AmSouth 1996 LTIP. With respect to all other named executive officers, all 2006 equity-based awards were made under the Regions 1999 LTIP.

3.	For Company stock options granted under the Regions 1999 and 2006 LTIPs, the exercise price is the average of the high and low market prices for the date of grant. The exercise price for Mr. Ritter’s 2006 stock option grant was the closing market price on the date of grant.

4.	The FAS 123R assumptions for Mr. Ritter’s options granted April 3, 2006 were: risk free rate of return (4.82%), dividend yield (3.86%), volatility (19.91%) and expected life (4.0 years). The FAS 123R assumptions for the Regions options granted (i) April 3, 2006 were: risk free rate of return (4.85%), dividend yield (4.0%), volatility (19.50%) and expected life (4.0 years) and (ii) January 31, 2006 were: risk free rate of return (4.48%), dividend yield (4.10%), volatility (19.50%) and expected life (4.0 years).

Year-End Holdings. The following table sets forth outstanding equity-based awards held by each of the officers named in the Summary Compensation Table in 2006 as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jackson W. Moore Chairman & Former Chief Executive Officer	158,621	—	—	32.64	10/10/11	—	—	25,000	(3)	935,000	(3)
	21,389	—	—	32.64	07/05/11	—	—	—		—
	7,215	—	—	32.64	01/04/11	—	—	—		—
	124,310	—	—	32.64	12/20/10	—	—	—		—
	24,736	—	—	32.64	07/08/12	—	—	—		—
	19,635	—	—	32.33	01/08/13	—	—	—		—
	3,077	—	—	32.33	10/08/12	—	—	—		—
	24,489	—	—	32.33	07/08/13	—	—	—		—
	412,500	—	—	33.48	10/14/13	—	—	—		—
	19,466	—	—	33.00	12/20/10	—	—	—		—
	273,408	—	—	33.00	10/08/12	—	—	—		—
	19,623	—	—	33.00	01/07/12	—	—	—		—
	12,551	—	—	33.00	12/20/10	—	—	—		—
	10,382	—	—	33.00	01/27/14	—	—	—		—
	143,930	—	—	33.00	12/20/10	—	—	—		—
	139,106	—	—	33.00	10/08/12	—	—	—		—
	251,786	—	—	33.00	10/10/11	—	—	—		—
	17,512	—	—	32.57	02/11/15	—	—	—		—
	121,522	—	—	35.38	12/20/12	—	—	—		—
	8,478	—	—	35.38	12/20/12	—	—	—		—

C. Dowd Ritter President & Chief Executive Officer	318,960	—	—	30.96	10/4/09	—	—	—		—
	151,247	—	—	20.14	2/11/10	—	—	—		—
	493,690	—	—	21.34	2/1/11	—	—	—		—
	511,700	—	—	25.41	1/29/12	—	—	—		—
	476,144	—	—	25.70	2/10/13	—	—	—		—
	464,405	—	—	30.55	2/4/14	—	—	—		—
	423,260	—	—	32.02	2/8/15	—	—	—		—
	296,075	—	—	34.46	4/3/16	—	—	—		—

Richard D. Horsley Head of Transaction and Integration	5,679	—	—	38.31	10/09/07	—	—	—		—
	3,185	—	—	38.31	10/09/07	—	—	—		—
	2,985	—	—	38.31	04/09/08	—	—	—		—
	29,423	—	—	38.31	04/09/08	—	—	—		—
	28,946	—	—	38.31	08/30/09	—	—	—		—
	3,462	—	—	38.31	08/30/09	—	—	—		—
	8,847	—	—	38.31	01/16/11	—	—	—		—
	3,995	—	—	38.31	01/22/12	—	—	—		—
	88,697	—	—	38.31	02/19/10	—	—	—		—
	3,898	—	—	38.31	02/19/10	—	—	—		—
	119,911	—	—	38.31	04/21/11	—	—	—		—
	3,549	—	—	38.31	04/21/11	—	—	—		—
	150,940	—	—	38.31	10/15/11	—	—	—		—
	109,982	—	—	38.31	12/20/12	—	—	—		—
	2,885	—	—	38.31	12/20/12	—	—	—		—

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
D. Bryan Jordan Senior Executive Vice President and Chief Financial Officer	11,421	—	—	22.60	01/16/11	4,116	153,938	12,940	483,956
	13,271	—	—	22.60	01/16/11	2,334	87,292	—	—
	3,995	—	—	25.02	01/22/12	3,111	116,351	—	—
	26,870	—	—	25.02	01/22/12	5,144	192,386	—	—
	45,486	—	—	25.66	02/19/10	4,115	153,901	—	—
	3,898	—	—	25.66	02/19/10	2,500	93,500	—	—
	58,181	—	—	28.17	04/21/11	6,899	258,023	—	—
	90,000	—	—	33.82	10/15/11	28,299	1,058,383	—	—
	—	3,549	—	28.17	04/21/11	—	—	—	—
	26,336	49,786	—	34.66	12/20/12	—	—	—	—
	—	2,885	—	34.66	12/20/12	—	—	—	—

Samuel E. Upchurch, Jr. Senior Executive Vice President	—	3,549	—	28.17	04/21/11	734	27,452	12,940	483,956
	26,336	49,786	—	34.66	12/20/12	2,334	87,292	—	—
	—	2,885	—	34.66	12/20/12	3,111	116,351	—	—
	—	—	—	—	—	5,144	192,386	—	—
	—	—	—	—	—	4,115	153,901	—	—
	—	—	—	—	—	2,500	93,500	—	—
	—	—	—	—	—	6,899	258,023	—	—
	—	—	—	—	—	32,867	1,229,226	—	—

G. Douglas Edwards President & Chief Executive Officer of Morgan Keegan	141,469	—	—	23.34	03/30/11	4,167	155,846	9,243	345,688
	21,072	—	—	27.62	03/08/12	2,315	86,581	—	—
	20,794	—	—	25.66	02/19/10	4,115	153,901	—	—
	2,469	—	—	25.66	02/19/10	2,500	93,500	—	—
	58,181	—	—	28.17	04/21/11	4,928	184,307	—	—
	2,469	—	—	28.17	04/21/11	—	—	—	—
	90,000	—	—	33.82	10/15/11	—	—	—	—
	2,469	—	—	32.60	03/01/12	—	—	—	—
	18,812	—	—	34.66	12/20/12	—	—	—	—
	—	3,549	—	28.17	04/21/11	—	—	—	—
	—	34,737	—	34.66	12/20/12	—	—	—	—
	—	2,885	—	34.66	12/20/12	—	—	—	—
	—	1,333	—	35.38	04/03/13	—	—	—	—
	—	667	—	35.38	04/03/13	—	—	—	—

John V. White Executive Vice President, Former Regional Chief Executive Officer	1,263	—	—	33.34	05/01/10	—	—	—	—
	363	—	—	33.34	05/01/12	—	—	—	—
	93,750	—	—	33.48	10/14/13	—	—	—	—
	99,555	—	—	34.31	10/08/12	—	—	—	—
	2,231	—	—	33.35	11/01/12	—	—	—	—
	447	—	—	33.35	11/01/12	—	—	—	—
	2,245	—	—	33.35	05/01/10	—	—	—	—
	428	—	—	33.35	05/01/13	—	—	—	—
	6,341	—	—	33.35	05/01/10	—	—	—	—
	47,779	—	—	34.66	12/31/09	—	—	—	—
	8,655	—	—	34.66	12/31/09	—	—	—	—

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
H. Lynn Harton Executive Vice President, Former Chief Credit Officer	25,000 70,000 14,046 2,885	— — — —	— — — —	32.55 33.48 34.66 34.66	06/06/13 10/14/13 03/31/07 03/31/07	— — — —	— — — —	— — — —	— — — —

1.	Mr. Ritter’s stock options were originally granted to generally vest in equal annual installments on each of the first three anniversaries of the date of grant. However, all of the options granted prior to December 31, 2005 were subject to accelerated vesting because of actions the AmSouth Human Resources Committee took in December of 2005 in anticipation of the adoption of new accounting rules under FAS 123R. In addition, the vesting of the 296,075 options that expire on April 3, 2016, was accelerated as of October 3, 2006 due to the approval of the merger with Regions by AmSouth stockholders at a meeting on that date.

The stock options granted by Regions to the other named executive officers generally vest in equal annual installments on each of the first three anniversaries of the date of grant. However, all of the non-qualified options granted prior to December 20, 2005 were subject to accelerated vesting because of actions the Regions Compensation Committee took in December of 2005 in anticipation of the adoption of new accounting rules under FAS 123R. The following table sets forth the vesting schedule, by grant date, of the unvested options held by named executive officers:

Grant Date	Vesting Schedule
April 21, 2004	Vest 1/3 on each of the first 3 anniversaries of grant date
October 15, 2004	Vest 1/3 on each of the first 3 anniversaries of grant date
December 20, 2005	Vest 1/3 on each of the first 3 anniversaries of grant date
January 18, 2006	Vest 1/3 on each of the first 3 anniversaries of grant date
January 31, 2006	Vest 1/3 on each of the first 3 anniversaries of grant date
April 3, 2006	Vest 1/3 on each of the first 3 anniversaries of grant date

2.	With the exception of the January 18, 2006 grant under our special Career Shares Program, the restrictions on restricted stock granted by Regions to the named executive officers generally lapse in equal annual installments on each of the first three anniversaries of the date of grant. The following table sets forth by grant date the date on which restrictions lapse.

Grant Date	Vesting Schedule
December 20, 2005	Vest 1/3 on each of the first 3 anniversaries of grant date
January 18, 2006	Vest on 5th anniversary of grant date
May 18, 2006	Vest 1/3 on each of the first 3 anniversaries of grant date

3.	The table includes for Mr. Moore 25,000 shares of stock with a value of $935,000 as of December 31, 2006. Although these shares are subject to restriction and may not be sold, assigned or transferred by Mr. Moore, they are not subject to a substantial risk of forfeiture under FAS 123R and were therefore fully expensed by the Company for the 2006 year. The fair market value of these shares is therefore also included in the “Stock Awards” column of the Summary Compensation Table.

Option Exercises and Stock Vested During 2006.    The following table sets forth the amounts realized by each of the officers named in the Summary Compensation Table in 2006 as a result of the exercise of options and vesting of stock awards in 2006.

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jackson W. Moore Chairman & Former Chief Executive Officer	—	—	30,000	1,125,000

C. Dowd Ritter President & Chief Executive Officer	11,199	154,706	289,855	10,650,548

Richard D. Horsley Head of Transaction and Integration	252,627	3,507,003	159,351	5,942,583

D. Bryan Jordan Senior Executive Vice President and Chief Financial Officer	49,384	1,035,094	13,152	482,562

Samuel E. Upchurch, Jr. Senior Executive Vice President	353,679	2,474,546	13,152	482,562

G. Douglas Edwards President & Chief Executive Officer of Morgan Keegan	20,374	230,293	10,469	384,780

John V. White Executive Vice President, Former Regional Chief Executive Officer	387,143	2,203,898	4,965	187,965

H. Lynn Harton Executive Vice President, Former Chief Credit Officer	62,000	257,783	4,218	159,492

(1)	A portion of the amount reflected in this table equal to the value attributable to the compensation expense actually recognized by Regions during fiscal year 2006 is also reflected in the stock awards column of the Summary Compensation Table.

Pension Benefits.

Regions Retirement plans.    Regions sponsors two primary pension plans: (1) the Regions Financial Corporation Retirement Plan, which is a tax-qualified plan, was frozen to new participants beginning January 1, 2001 (though participants who were in the plan as of that date continue to accrue benefits), and (2) the Regions Financial Corporation Supplemental Retirement Plan (the “Company SERP”), which is designed to supplement the Retirement Plan by providing benefits by reference to salary earned by participants in excess of the limits permitted by the tax-qualified limits.

Benefits under the Regions’ Retirement Plan and the Company SERP are determined based on the participant’s number of years of credited service with Regions, the year the participant entered the plan, age at retirement, and final average compensation. Average compensation is limited to base salary and is calculated over the five years before retirement for purposes of the Retirement Plan and the three years before retirement for purposes of the Company SERP.

Union Planters Retirement Plans.    In our merger with Union Planters Corporation, we assumed two nonqualified executive retirements plans: (1) the Union Planters Corporation Supplemental Retirement Plan (the “UPC SERP”) and (2) the Union Planters Deferred Compensation Plan for Executives (the “UPC Deferred

Compensation Plan”). Participation in both plans has been frozen, but we agreed as part of that merger that management employees of Union Planters, who were participating in the plans as of the effective date of the merger, including Mr. Moore, would be eligible to continue their participation.

The UPC SERP provides a retirement income benefit at age 62 equal to 65% of the sum of the executive’s highest base salary and highest annual bonus during any year of employment. As we discuss under the heading “Compensation Discussion and Analysis—Merger-Related Changes”, Mr. Moore ceased participating in the UPC SERP in 2007 and under the terms of his 2006 Employment Agreement, his benefit under the UPC SERP was accelerated and paid to him on March 1, 2007.

AmSouth Qualified and Nonqualified Plans.    Following the merger with AmSouth, Regions assumed the AmSouth Retirement Plan, a non-contributory qualified defined benefit plan, and the AmSouth Supplemental Executive Retirement Plan (the “AmSouth SERP”), a nonqualified supplemental retirement plan. The AmSouth Retirement Plan and the AmSouth SERP were frozen to new employees as of the date of the merger. All benefits earned under the AmSouth Retirement Plan are based on years of credited service up to 30 and the annual average of the highest five consecutive years of base salary earned out of the last ten years worked.

The AmSouth SERP provides benefits that would otherwise be denied participants under the qualified AmSouth Retirement Plan because of tax code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization. There are two types of retirement benefits in the AmSouth SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of base salary plus bonus out of the last ten years worked. The amount of the regular AmSouth SERP benefit is determined by the length of the retiree’s credited service up to 35 years and the annual average covered compensation utilizing the AmSouth Retirement Plan formula. Participants vest in the AmSouth SERP benefit after five years of service or attainment of age 55. The regular AmSouth SERP benefit is available to all eligible SERP participants. The targeted AmSouth SERP retirement benefit is available only to a select group of senior officers, including Mr. Ritter. This targeted AmSouth SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. These targeted AmSouth SERP benefits are offset by the qualified plan benefit, the Social Security benefit, and any non-contributory retirement benefit earned from a prior employer. Participants vest in this benefit only after 10 years of service and the attainment of age 60, except in the case of death, disability or change-in-control. If a participant retires prior to meeting these vesting requirements, he or she will receive a regular SERP benefit. Regions’ merger with AmSouth was a change-in-control for purposes of the AmSouth SERP. Upon retirement from Regions within two years of the change-in-control, executives who are vested in both the regular and targeted benefit will receive the higher of the two benefits.

The table below sets forth the actuarial present value of each named executive officer’s accumulated benefit under the Regions’ qualified and nonqualified pension plans, but which do not include the Regions’ 401(k) plans. As described above, Regions maintains Company plans, Union Planters plans and AmSouth plans.

2006 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Jackson W. Moore Chairman & Former Chief Executive Officer	Union Planters SERP	N/A	24,405,138	—

C. Dowd Ritter Chief Executive Officer	AmSouth Retirement Plan	30.000	1,164,451	—
	AmSouth SERP	34.500	21,422,473	—

Richard D. Horsley Head of Transaction and Integration	Regions Retirement Plan	34.417	1,307,788	—
	Amended Company SERP	30.000	7,296,554	—

D. Bryan Jordan Senior Executive Vice President and Chief Financial Officer	Regions Retirement Plan	6.000	51,805	—

Samuel E. Upchurch, Jr. Senior Executive Vice President	Regions Retirement Plan	12.000	189,764	—

G. Douglas Edwards President & Chief Executive Officer of Morgan Keegan	N/A	N/A	N/A	N/A

John V. White Executive Vice President, Former Regional Chief Executive Officer	N/A	N/A	N/A	N/A

H. Lynn Harton Executive Vice President, Former Chief Credit Officer	N/A	N/A	N/A	N/A

1.	For Mr. Ritter, the AmSouth Retirement Plan (a qualified pension plan) capped the number of years of participant service for purposes of benefit accrual under the plan at 30 years. The AmSouth Supplemental Retirement Plan (a nonqualified plan) caps participant service at 35 years.

The Regions Retirement Plan (a qualified plan) caps the number of years of service for benefit accrual under the Plan at 40 years. The Company SERP caps participant service at 30.

2.	The present value of the accumulated benefits in respect of the Regions and Union Planters plans reflect the present value as of September 30, 2006 and were determined using a 5.95% discount rate, 3.00% Pension Benefit Guaranty Corporation rate and the RP 2000 mortality table projected to 2006 with scale AA. For purposes of the present value calculation, no pre-retirement mortality was assumed and the payment date was assumed to be the earliest unreduced retirement date under the plan. For the Regions Retirement Plan benefit, the payment age of 65 was assumed for each of Messrs. Jordan and Upchurch and current age for Mr. Horsley. For the Company SERP, the payment age for Mr. Horsley was assumed to be his current age. The present value of the accumulated benefits in respect of the AmSouth Retirement Plan and the AmSouth SERP reflect the present value as of September 30, 2006 and were determined using a 5.95% discount rate and the RP 2000 mortality table projected to 2005 male/female 75% white collar (for Retirement Plan) and male/female 100% white collar (for SERP and employment agreement). For the AmSouth Retirement Plan benefit, the payment age of 62 (life only) was assumed for Mr. Ritter. For the AmSouth SERP, the payment age for Mr. Ritter was assumed to be 60/62 (life only). For purposes of Mr. Ritter’s employment agreement, the payment age for Mr. Ritter was assumed to be 62 (joint & 50% survivor annuity).

3.	In accordance with the provisions of Mr. Moore’s 2006 Employment Agreement, on March 1, 2007, Mr. Moore was paid $25 million, in full satisfaction of the Company’s obligation under the UPC SERP. This amount has been fully expensed in 2006 and prior years and does not represent additional expense to the Company.

Nonqualified Deferred Compensation.

Regions maintains five nonqualified deferred compensation plans for officers who are eligible participants, the Regions Amended and Restated 1996 Deferred Compensation Plan for Executives of Former Union Planters Corporation, the AmSouth Bancorporation Deferred Compensation Plan, the Morgan Keegan & Company, Inc. Deferred Compensation Plan, the Regions Supplemental 401(k) Plan and the AmSouth Supplemental Thrift Plan.

Regions Amended and Restated 1996 Deferred Compensation Plan for Executives of former Union Planters Corporation .    This deferred compensation plan allows certain former employees of Union Planters to defer a portion of their cash compensation into a nonqualified savings plan. Regions matches up to 25% of the amounts deferred based on various salary levels. The plan limits the Regions matching contribution on amounts deferred under the plan by Mr. Moore to the first 25% of his deferrable compensation. Deferrable compensation under the plan consists of base salary and bonus. A bookkeeping account has been established for each participant under the plan to track both notional interest computed at the higher of 120% of the mid-term applicable federal rate (as established by the Internal Revenue Service) and hypothetical total investment return on phantom stock units calculated to mirror performance of Regions common stock. Upon termination of employment or earlier if otherwise elected by the participant, the plan returns the compensation deferred plus a return equal to the higher of the interest calculation or the phantom stock calculation. Messrs. Moore, White and Harton participated in this plan in 2006.

AmSouth Bancorporation Deferred Compensation Plan.    AmSouth had adopted the AmSouth Bancorporation Deferred Compensation Plan, which was amended and restated as of January 1, 2005. Under the plan, a select group of members of management and highly compensated employees are eligible to participate. Eligible participants may elect to defer a portion (from 25% to 100%) of his or her annual bonus into AmSouth deferred stock or other investments. The deferral election specified the payment date, which could not be sooner than the third anniversary of the first day of the plan year to which the deferral relates. For contributions made on or prior to December 31, 2004, the cash amount of the bonus being deferred was “deemed” exchanged for an equivalent number of shares of AmSouth common stock based on the fair market value of such stock and dividend equivalents were deemed to be reinvested in AmSouth stock. For contributions made after December 31, 2004, the deferrals under the plan are deemed invested in accordance with the participant’s investment elections under the AmSouth Thrift Plan. For balances on December 31, 2004 “deemed” invested in AmSouth stock, that number of shares of AmSouth common stock will be distributed to the participant on the selected payment date. The participant may elect to have payments distributed in a lump sum or in installments, but must make the election in advance of the deferral. All deferred amounts are fully vested and are not subject to forfeiture. Amounts deferred under the plan after January 1, 2005 will be distributed in cash. None of the named executive officers including Mr. Ritter participates in this plan.

Morgan Keegan & Company, Inc. Deferred Compensation Plan.    This deferred compensation plan allows certain employees of Morgan Keegan whose annual compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to a tax-qualified retirement plan to defer a portion of their cash compensation into the plan and to receive a matching contribution in the form of an option to purchase Regions stock that vests over a three-year period. For each $5,000 a participant defers under the plan, the participant receives an option to purchase 100 shares of Regions stock (not to exceed 2,000 shares). Mr. Edwards participated in this plan in 2006.

Regions Supplemental 401(k) Plan and the AmSouth Supplemental Thrift Plan.    Regions sponsors two excess contribution plans under which executives who are 401(k) plan participants and whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) plan may continue to make contributions on a nonqualified basis. Regions matches contributions under the Regions Supplemental 401(k) Plan on a dollar-for-dollar basis up to 6% of salary and incentive compensation and matches contributions under the AmSouth Supplemental Thrift Plan on a dollar-for-dollar basis up to 4% of salary. Messrs. Horsley, Jordan and Upchurch participated in the Regions Supplemental Thrift Plan in 2006. Mr. Ritter participated in the AmSouth Supplemental Thrift Plan in 2006.

The following table sets forth the executive contributions, Regions contributions and the aggregate earnings, withdrawals and balances during 2006 under the nonqualified deferred compensation plans maintained by Regions, including the Union Planters’, Morgan Keegan, and AmSouth nonqualified deferred compensation plans described above.

NONQUALIFIED DEFERRED COMPENSATION FOR 2006

Name	Executive Contributions at December 31, 2006 ($)(1)	Registrant Contributions at December 31, 2006 ($)(2)	Aggregate Earnings at December 31, 2006 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2006 ($)(4)
Jackson W. Moore Chairman & Former Chief Executive Officer	2,168,910	135,557	2,676,107	0	23,105,218

C. Dowd Ritter President & Chief Executive Officer	54,670	31,019	222,606	0	1,441,875

Richard D. Horsley Head of Transaction and Integration	342,830	329,630	82,280	0	1,640,051

D. Bryan Jordan Senior Executive Vice President and Chief Financial Officer	163,806	39,902	47,051	0	648,761

Samuel E. Upchurch, Jr. Senior Executive Vice President	45,476	45,476	84,677	0	714,584

G. Douglas Edwards President & Chief Executive Officer of Morgan Keegan	700,000	0	81,463	603,986	1,185,636

John V. White Executive Vice President, Former Regional Chief Executive Officer	27,696	6,924	18,021	0	166,722

H. Lynn Harton Executive Vice President, Former Chief Credit Officer	144,015	21,602	38,621	0	330,803

1.	Amounts in this column represent amounts deferred from the applicable executive’s base salary and annual bonus and that are reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

2.	Amounts in this column represent Company matching contributions under: (1) the Union Planters’ Deferred Compensation Plan for Mr. Moore, Mr. White and Mr. Harton; (2) the Regions Supplemental 401(k) Plan for Mr. Horsley, Mr. Jordan and Mr. Upchurch; and (3) the AmSouth Supplemental Thrift Plan for Mr. Ritter. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

3.	This amount includes above-market earnings for 2006 on the UPC Deferred Compensation Plan for the following individuals in the following amounts: For Mr. Moore—$1,594,161, Mr. White—$10,978 and for Mr. Harton—$23,789. The above-market earnings amounts are also reported in the “Change in Pension Value” column of the Summary Compensation Table.

4.	The aggregate balance at December 31, 2006 for Mr. Moore represents a balance of $21,462,592 under the UPC Deferred Compensation Plan plus $1,642,626 which is the December 31, 2006 fair market value of 43,780 shares of stock previously deferred after the exercise of stock options under the Company’s LTIP. These shares were subsequently distributed to Mr. Moore on March 1, 2007.

Potential Payments By Regions Upon Termination or Change-in-Control.

Regions maintains a variety of agreements, plans and programs under which our named executive officers would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions. These arrangements are discussed in the “Compensation Discussion and Analysis” above.

Employment Agreements.    Each of Messrs. Moore, Ritter, Horsley, Edwards, White and Harton are parties to employment agreements that would provide each of them specified payments and benefits upon certain terminations of employment.

Mr. Moore’s 2006 Employment Agreement.    Under the terms of his 2006 Employment Agreement as amended in January 2007, if Mr. Moore’s employment is terminated by Regions without “cause” or by Mr. Moore for “good reason”:

•

Mr. Moore would receive a lump sum cash payment equal to the sum of (1) a pro rata bonus for the year of termination and any accrued but unpaid salary and vacation (“Moore Accrued Benefits”) and (2) his annual base salary and average annual bonus as Chairman for the remainder of the scheduled term,

•	all outstanding equity compensation awards would vest and remain exercisable for their full term (“Moore Equity Benefits”),

•

Mr. Moore and his spouse would continue to receive medical and dental benefits for each of their lives on a basis that is no less favorable than those benefits that were provided to them immediately prior to termination (“Moore Medical Benefits”),

•	Regions would continue to cover Mr. Moore under its officer and director liability insurance, and

•	Mr. Moore would receive any accrued benefits under Regions employee benefit plans, including pension and deferred compensation plans (“Moore Other Benefits”).

If Mr. Moore’s employment is terminated due to his death or disability, he (or his estate or beneficiary) would receive the Moore Accrued Benefits, the Moore Equity Benefits, the Moore Medical Benefits, and the Moore Other Benefits. In the event of a disability termination, Mr. Moore would also be entitled to receive disability benefits generally provided to other senior executives of Regions.

In the event Mr. Moore’s employment is terminated by Regions for “cause” or by Mr. Moore other than for “good reason”, Mr. Moore would only be entitled to receive the Moore Medical Benefits and the Moore Other Benefits described above.

In addition, if Mr. Moore is subject to the golden parachute excise tax following a change-in-control of Regions, Regions would also pay Mr. Moore an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest. However, if the payments and benefits provided to Mr. Moore following a change-in-control do not exceed 110% of the greatest amount that could be paid to him without triggering the excise tax, then those payments and benefits will be reduced to that amount.

Mr. Ritter’s Employment Agreement.    Under the terms of his employment agreement with AmSouth, which Regions assumed upon the merger, if Mr. Ritter’s employment is terminated by Regions without “cause” or by Mr. Ritter for “good reason”:

•

Mr. Ritter would receive a lump sum cash payment equal to the sum of (1) unpaid base salary through date of termination, a prorated annual bonus, any previously deferred compensation and accrued vacation pay (“Ritter Accrued Benefits”) and (2) three times the sum of his annual base salary, his highest annual bonus for any of the three years prior to termination, and the value of a long-term incentive award determined by an executive compensation consulting firm with a national reputation to be a competitive annual long-term incentive grant (which is a size-adjusted, 50th percentile grant as of the date of determination as compared to Regions’ peer group),

•

a total retirement benefit as calculated under his employment agreement or, if greater, the benefit Mr. Ritter would receive under the AmSouth SERP (“Ritter Retirement Benefit”) and his accrued benefits under AmSouth’s Supplemental Thrift Plan,

•	any unvested stock awards would vest (“Ritter Equity Benefits”),

•	Mr. Ritter would be paid any amounts due under other AmSouth employee benefit plans (“Ritter Other Benefits”), and

•

Mr. Ritter would be paid three years of club dues, up to three years of outplacement service and transfer of the title to a company-provided car, plus an amount to offset the tax consequences to him for that transfer. In December of 2006, the Compensation Committee voted to discontinue providing Mr. Ritter a company-provided car and Mr. Ritter agreed and subsequently purchased the car from the Company. In addition, the Committee also agreed with Mr. Ritter to discontinue reimbursement of club dues.

If Mr. Ritter’s employment is terminated due to his death or disability, he (or his estate or beneficiary) would receive the Ritter Accrued Benefits, the Ritter Equity Benefits (only in the event of a disability termination), and the Ritter Other Benefits. In the event of a disability termination, Mr. Ritter would also be entitled to receive disability benefits generally provided to other senior executives of Regions.

If Mr. Ritter’s employment is terminated by Regions for “cause” or by Mr. Ritter other than for “good reason,” Mr. Ritter would only be entitled to receive the Ritter Other Benefits described above.

In addition, if Mr. Ritter is subject to the golden parachute excise tax following a change-in-control of Regions, Regions would also pay Mr. Ritter an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest.

Mr. Horsley’s Employment Agreement.    In October 2006, Regions entered into an amended and restated employment agreement with Mr. Horsley. The Board believed that, in recognition of Mr. Horsley’s right to terminate his employment for “good reason” under his prior employment agreement and the Career Award Program agreement, it was important to assure that Regions would have the continuing dedication of Mr. Horsley past the effective date of the merger and through December 31, 2006. Mr. Horsley retired from Regions effective as of that date. Mr. Horsley’s Amended and Restated Employment Agreement provided that his medical, dental, and prescription drug benefits will be continued for three years upon termination of employment on or after December 31, 2006. In addition, he was paid any compensation previously deferred under Regions deferred compensation plans, unless he had elected a different payout date in a prior deferral election. Regions also paid or provided him with any other amounts or benefits required to be paid or provided or which he is eligible to receive under any Regions employee benefit plan.

Mr. Horsley’s Amended and Restated Employment Agreement also modified and clarified his rights with respect to certain of Regions’ benefit plans that he participated in, as well as with respect to equity incentives previously awarded to Mr. Horsley. Mr. Horsley’s benefit under the Company SERP was determined by including in the calculation of “average monthly compensation” 100% of bonuses (which include any portion of a bonus deferred at the election of Mr. Horsley into a qualified 401(k) plan or non-qualified deferred compensation plan) paid or payable to him during the applicable period. Under his prior employment agreement, the calculation of Mr. Horsley’s SERP benefit would not have reflected any bonus amounts.

Mr. Edwards’ Employment Agreement.    Under the terms of his employment agreement with Regions, if Mr. Edwards’ employment is terminated by Regions or Morgan Keegan without “cause” or by Mr. Edwards for “good reason”:

•

Mr. Edwards would receive a lump sum cash payment equal to the sum of (1) his annual base salary through the date of termination, his annual bonus for the calendar year prior to the calendar year in which the date of termination occurs and a pro-rated guaranteed bonus for the calendar year in which the date of termination occurs, in each case to the extent not previously paid or deferred (“Edwards Accrued Benefits”) and (2) a severance payment equal to three times the sum of his annual base salary and largest annual bonus for any of the three calendar years immediately preceding the year in which the date of termination occurs,

•

all stock options, long-term incentive awards, restricted stock, other equity awards and deferred compensation would immediately vest as of the date of termination and all stock options and similar equity awards will generally remain exercisable for the remainder of their term (“Edwards Equity Benefits”), and

•	Mr. Edwards may elect COBRA continuation of medical and dental benefits for himself, his spouse and his dependents for three years following the date of termination (“Edwards Medical Benefits”).

If Mr. Edwards’ employment is terminated due to his death or disability, he (or his estate or beneficiary) would receive the Edwards Accrued Benefits, Edwards Equity Benefits and Edwards Medical Benefits.

If Mr. Edwards’ employment is terminated for “cause” or Mr. Edwards terminates his employment without “good reason”, then the employment agreement will terminate without further obligation on the part of Morgan Keegan other than the obligation to pay to Mr. Edwards (1) his annual base salary through the date of termination; (2) his annual bonus for the year prior to the calendar year in which the date of termination occurs to the extent not previously paid; and (3) any other amounts or benefits required to be paid or provided to Mr. Edwards under any plan, program, policy or contract of Morgan Keegan through the date of termination, in each case to the extent not previously paid or deferred at his election.

In addition, if Mr. Edwards is subject to the golden parachute excise tax following a change-in-control of Regions, Regions would also pay Mr. Edwards an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest.

Mr. White’s Employment Agreement.    Under the terms of his employment agreement with Union Planters, which was assumed by Regions upon the merger with Union Planters, if Mr. White’s employment is terminated without “cause” or for “good reason” within three years following the July 2004 completion of Regions’ merger with Union Planters, Mr. White would receive a lump sum cash payment equal to three times the sum of his base salary and the highest annual bonus received by him during the three calendar years immediately preceding the completion of the merger. In the event of such a termination, Mr. White would also be entitled to a tax gross-up in the event any amount he receives is subject to an excise tax under Section 4999 of the tax code.

If Mr. White’s employment is terminated due to his death or disability, he (or his estate or beneficiary) would receive accrued base salary through the date of termination, his annual bonus for the fiscal year ended on or before termination and any other benefits he is entitled to receive under the Regions employee benefit plans, in each case to the extent not already paid.

If Mr. White’s employment is terminated for “cause”, he would receive only accrued but unpaid base salary through the date of termination and any other benefits he is entitled to receive under the Regions employee benefit plans, in each case to the extent not already paid.

Mr. Harton’s Employment Agreement.    Under the terms of Mr. Harton’s employment letter agreement with Regions, dated June 15, 2006, Mr. Harton may elect to terminate his employment within two years following the closing of the merger with AmSouth and receive the payment of benefits he would have been entitled to receive under his prior employment agreement, which Regions and Mr. Harton agree is an amount equal to $1,764,000. In addition, upon his elective termination, Mr. Harton would also receive accrued but unpaid base salary through the date of termination and a pro-rated annual bonus for the year of termination (based on an annual bonus of at least $288,000).

Change-in-Control Agreements and Career Awards Programs.    As described above in the “Compensation Discussion and Analysis,” each of Messrs. Jordan, Horsley and Upchurch has entered into a change-in-control agreement and a Career Award Program agreement although Mr. Horsely’s agreement was superseded by his Employment Agreement in October 2006.

Change-in-Control Agreements.    Regions entered into change-in-control agreements in December 2005. The new change-in-control agreements replaced any prior change-in-control agreements and employment agreements. Under the agreements, during the two-year period following a change of control, Regions may terminate the employment of the executive officer with or without “cause” or the executive officer may terminate employment with or without “good reason”.

If Regions terminates the executive officer’s employment other than for “cause”, or if the officer resigns for “good reason”, the executive would be entitled to receive accrued compensation and benefits, plus an amount equal to two times his base salary and highest annual bonus during the three years prior to the year in which the change-in-control occurred. If the executive officer’s employment is terminated by Regions for “cause”, or by reason of the officer’s death, disability, or resignation other than for “good reason”, Regions’ liability is limited to accrued but unpaid compensation and benefits. If any payment under the agreement causes the executive officer to become subject to the excise tax imposed under Section 4999 of the tax code, then amounts under the agreement will be reduced to the extent necessary to avoid the excise tax.

Career Award Program.    At the time the preceding change-in-control agreements were entered into, Regions granted each of Messrs. Jordan, Horsley and Upchurch awards of restricted stock under the Career Award Program. As described in the “Compensation Discussion and Analysis”, Regions has amended the Career Award Program agreements (other than Mr. Horsley’s), to provide the opportunity for increased benefits, as follows: if Mr. Jordan or Mr. Upchurch’s employment is terminated without “cause” or he resigns for “good reason” within two years of the AmSouth merger, the payment amount under his Career Award will be increased so that the value will approximate the change-in-control benefit the executive otherwise would have been entitled to receive upon a termination without “cause” or for “good reason” under the executive’s change-in-control agreement that was in force at the time of the Union Planters merger. This increase is contingent upon the participant continuing to work regular business hours through termination and agreeing to a waiver and release of claims in respect of his or her existing agreement. Mr. Horsley did not enter into an amendment to his Career Award Program agreement because he entered into his amended and restated employment agreement instead.

Equity-Based Award Plans.    Regions grants equity-based awards under a number of equity-based award plans. Equity-based awards granted under the 1999 LTIP generally vest on a “change-in-control” of Regions. Under the 2006 LTIP, equity-based awards generally vest if an award holder’s employment is terminated within two years after a change-in-control of Regions. For purposes of the 1999 and 2006 LTIPs, “change-in-control” is generally defined as an acquisition of 50% or more of the voting power of Regions voting securities, a change in a majority of the members of the Board (other than incumbent Board members), the consummation of a merger (other than a merger-of-equals or where Regions stockholders represent more than a majority of ownership following the merger), a complete liquidation or dissolution of Regions or a sale of all or substantially all of the assets of Regions.

Under the terms of the AmSouth 1996 and 2006 Long-Term Incentive Compensation Plans, which were assumed by Regions upon the merger, equity-based awards generally vested on a “change-in-control” of AmSouth. AmSouth’s merger with Regions triggered the change-in-control provisions of the 1996 and 2006 AmSouth Long-Term Incentive Compensation Plans.

Pension and Deferred Compensation Plans.    As described above in the “Compensation Discussion and Analysis” and under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections, Regions maintains a number of qualified and nonqualified retirement and deferred compensation plans under which certain employees, including certain of the named executive officers may receive benefits upon retirement or other terminations of employment. Upon termination of employment for any reason, each named executive officer would be entitled to receive the amounts set forth above under:

•	the “Present Value of Accumulated Benefit” column of the 2006 Pension Benefits table, and

•

the “Aggregate Balance at December 31, 2006” column of the Nonqualified Deferred Compensation for 2006 table, which for Messrs. Moore, White and Harton, represents their respective balances under the UPC Amended and Restated Deferred Compensation Plan for Executives; for Mr. Ritter, represents his balance under the AmSouth Supplemental Thrift Plan; for Messrs. Horsley, Upchurch and Jordan, represents their respective balances under the Regions Supplemental 401(k) Plan; and for Mr. Edwards, represents his balance under the Morgan Keegan Deferred Compensation Plan.

Welfare and Other Insurance Benefits.    Regions sponsors a number of broad-based health, life, and disability benefit programs for its employees, in which named executive officers also participate, such as short- and long-term disability coverage and group term life insurance coverage. Regions also maintains other executive life insurance and split-dollar life insurance policies and arrangements (insured through third-party insurers) for certain of its named executive officers. In addition to the group term life insurance benefits described above, the estates or beneficiaries of certain of the named executive officers would receive life insurance benefits upon death, as follows:

•

Upon Mr. Moore’s death, his beneficiaries would receive death benefits of $450,000 under a legacy Union Planters’ executive life insurance policy, and an additional $29,924,534 under split-dollar insurance policies on his life. In addition, upon the death of both Mr. Moore and his spouse, their beneficiaries would receive current death benefits equal to $74,675,970 payable under split-dollar life insurance policies on their lives,

•	Upon the death of both Mr. Ritter and his spouse, their beneficiaries would receive death benefits equal to $10,109,829, payable under split-dollar life insurance policies on their lives,

•	Upon Mr. Horsley’s death, his beneficiaries would receive death benefits equal to $3,799,000 under a split-dollar life insurance policy on his life,

•	Upon Mr. White’s death, his beneficiaries would receive death benefits equal to $450,000 under a legacy Union Planters’ executive life insurance policy, and

•	Upon Mr. Harton’s death, his beneficiaries would receive death benefits equal to $250,000 under a legacy Union Planters’ executive life insurance policy.

The following table quantifies certain amounts, such as cash severance, that would be payable to named executive officers and that are described above. The table also quantifies certain additional payments and benefits not described above that are payable on certain terminations of employment. The amounts reflected in the table assume a December 31, 2006 termination of employment.

POTENTIAL PAYMENTS BY REGIONS UPON TERMINATION OR CHANGE-IN-CONTROL

Name	Payments and Benefits Upon Termination	Voluntary Termination ($) (6)	Without Cause/ for Good Reason Termination ($) (7)	Without Cause/ for Good Reason Termination following Change- in-control ($) (7)	Death ($)	Disability ($)
Jackson W. Moore, Chairman & Former Chief Executive Officer (1)	Compensation:
	Cash Severance (2)	—	16,106,841	16,106,841	—	—
	Long Term Incentives
	Restricted Stock—unvested and accelerated (3)	—	938,000	938,000	938,000	938,000
	Benefits and Perquisites:
	Value of Continued Welfare Benefits	—	193,123	193,123	100,280	193,123
	Total:	—	17,237,964	17,237,964	1,038,280	1,131,123

C. Dowd Ritter, President & Chief Executive Officer (1)	Compensation:
	Cash Severance	—	19,286,010	19,286,010	—	—
	Benefits and Perquisites:
	Financial Planning (4)	15,100	—	—	15,100	15,100
	Outplacement	—	20,000	20,000	—	—
	Tax Gross-Up (4) (5)	10,472	—	7,393,787	10,472	10,472
	Value of continued welfare benefits	103,454	103,454	103,454	51,727	103,454
	Total:	129,026	19,409,464	26,803,251	77,299	129,026

Name	Payments and Benefits Upon Termination	Voluntary Termination ($) (6)	Without Cause/ for Good Reason Termination ($) (7)	Without Cause/ for Good Reason Termination following Change- in-control ($) (7)	Death ($)	Disability ($)
Richard D. Horsley Head of Transaction and Integration (1)	Compensation
	Cash Severance	—	1,338,750	1,338,750	—	—
	Total:	—	1,338,750	1,338,750	—	—

D. Bryan Jordan, Senior Executive Vice President and Chief Financial Officer (1)	Compensation:
	Cash Severance	—	1,679,899	1,679,899	—	—
	Long Term Incentives
	Restricted Stock—unvested and accelerated (3)	—	2,120,555	2,120,555	2,120,555	2,120,555
	Benefits and Perquisites:
	Tax Gross-Up (5)	—	—	1,151,979	—	—
	Total:	—	3,800,454	4,952,433	2,120,555	2,120,555

Samuel E. Upchurch, Jr. Senior Executive Vice President	Compensation:
	Cash Severance	—	1,763,683	1,763,683	—	—
	Long Term Incentives
	Restricted Stock—unvested and accelerated (3)	—	2,165,054	2,165,054	2,165,054	2,165,054
	Benefits and Perquisites:
	Tax Gross-Up (5)	—	—	1,169,524	—	—
	Total:	—	3,928,737	5,098,261	2,165,054	2,165,054

G. Douglas Edwards President & Chief Executive Officer of Morgan Keegan (1)	Compensation:
	Cash Severance	—	7,659,000	7,659,000	—	—
	Long Term Incentives
	Restricted Stock—unvested and accelerated (3)	—	676,298	676,298	676,298	676,298
	Benefits and Perquisites:
	Tax Gross-Up (5)	—	—	2,697,754	—	—
	Total:	—	8,335,298	11,033,052	676,298	676,298

John V. White Executive Vice President, Former Regional Chief Executive Officer (1)	Compensation:
	Cash Severance	—	2,815,074	2,815,074	—	—
	Long Term Incentives
	Restricted Stock—unvested and accelerated (3)	—	278,699	278,699	278,699	278,699
	Total:	—	3,093,773	3,093,773	278,699	278,699

H. Lynn Harton Executive Vice President, Former Chief Credit Officer (1)	Compensation:
	Cash Severance	—	1,839,089	1,839,089	—	—
	Long Term Incentives
	Restricted Stock—unvested and accelerated (3)	—	241,441	241,441	241,441	241,441
	Perquisites:
	Tax Gross-Up (5)	—	—	734,040	—	—
	Total:	—	2,080,530	2,814,570	241,441	241,441

(1)	Upon every termination of employment other than a voluntary termination or a for cause termination, each named executive officer would also have been entitled to receive his 2006 annual incentive compensation set forth above under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	In the event of Mr. Moore’s termination without cause, for good reason, or in the event of a change-in-control, Mr. Moore would receive cash compensation through the end of the term of his Employment Agreement as amended in early 2007. In addition, the amount reflected in the table also includes an amount equal to $9,997,350 that was subsequently paid to Mr. Moore on March 1, 2007 as a result of the completion of the Regions and AmSouth merger and which has already been reflected in the “All Other Compensation” column of the Summary Compensation Table and does not represent additional compensation to Mr. Moore.

(3)	Assumes a fair market value of Regions common stock at $37.52 per share on December 31, 2006. For Mr. Moore, this represents the value of performance share units with a value of $938,000 that was also included in the “Stock Awards” column of the Summary Compensation Table.

(4)	Mr. Ritter does not receive the financial planning and tax gross-up benefits upon a for cause termination.

(5)	Tax Gross-Up perquisites represents the amount of the excise tax gross-up for excise taxes levied under section 4999 of the tax code on payments following and benefits following a change-in-control that are “excess parachute payments” under Section 280G of the tax code.

(6)	For purposes of the “Voluntary Termination” column above, executives who were eligible for early retirement on December 31, 2006, were assumed to have taken early retirement. Mr. Ritter and Mr. Horsley were each eligible for early retirement as of that date.

(7)	The following chart summarizes the meanings of “cause”, “good reason/without cause” and “change-in-control” under certain agreements:

Name of Agreement	“cause”	“good reason”/ “without cause”	“change-in-control”
Moore 2006 Employment Agreement	(i) the continued failure to substantially perform duties after a written demand is delivered by the Board, (ii) willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Regions, or (iii) conviction of a felony or guilty or no contest plea with respect to (ii) above.	(i) a material breach of a material term of the agreement, after notice thereof and a reasonable opportunity to cure such breach, (ii) executive’s good faith determination that the circumstances at Regions are such that the executive can no longer perform his duties or responsibilities, or (iii) reduction in the amount of coverage provided by Regions’ officer and director liability insurance or a change in the terms and conditions of such insurance where such change is a potential material detriment or the failure by Regions to indemnify the executive to the maximum extent permitted by law (including but not limited to failure to advance or pay litigation expenses).	N/A

Ritter Employment Agreement	(i) the continued failure to substantially perform duties after a written demand is delivered by the Board, (ii) willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Regions, or (iii) conviction of a felony or guilty or no contest plea with respect to (ii) above.	(i) a material breach by Regions of a material term of the agreement or (ii) a reduction in the amount of coverage provided under the officer and director liability insurance or a change in the terms and conditions of such insurance where the change is a potential material detriment, or the failure by Regions to indemnify the executive for claims brought against him in his capacity as an officer of the company.	N/A

Name of Agreement	“cause”	“good reason”/ “without cause”	“change-in-control”
Edwards Employment Agreement	(i) the continued failure to substantially perform duties after a written demand is delivered by the Board, (ii) willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to Regions, (iii) conviction of a felony or guilty or no contest plea with respect to (ii) above, which, in the case of a crime of moral turpitude, is materially and demonstrably injurious to the Company; or (iv) a material breach of the restrictive covenants of the agreement.	(i) the assignment to the Executive of any duties materially inconsistent in an adverse respect with the Executive’s position, or any other action by Morgan Keegan which results in a material diminution therein, (ii) any failure to comply with any of the compensation provisions of the agreement, (iii) requiring the executive to be based at any office or location other than that specified in the agreement, (iv) any termination of the executive’s employment otherwise than as permitted by the agreement, (v) any failure to cause a successor to assume this agreement, (vi) the executive’s good faith determination that, due to any act or omission by Morgan Keegan or Regions, the executive can no longer perform his duties or responsibilities, or (vii) any other material breach by Morgan Keegan or Regions of a material term of the agreement.	N/A

Horsley Amended and Restated Employment Agreement	(i) the continued failure to substantially perform duties after a written demand is delivered by the Board, or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Regions.	(i) a reduction of annual base salary or bonus, or (ii) a required relocation of the Executive’s principal employment location to a location more than thirty-five (35) miles from Executive’s principal employment location.	N/A

White Employment Agreement	engaging in theft, fraud, or embezzlement causing significant damage to the company.	(i) material reduction in base salary or incentive opportunities, (ii) material reduction in benefits, (iii) material reduction in responsibilities or title, or (iv) relocation outside Memphis.	N/A

Name of Agreement	“cause”	“good reason”/ “without cause”	“change-in-control”
Change-in-Control Agreement	(i) willfully failing to perform reasonably assigned duties, (ii) breach of fiduciary duty, (iii) commission of a felony or a crime involving fraud or moral turpitude, or (iv) material breach of the agreement or engaging in illegal conduct or gross misconduct that materially injures Regions.	(i) a reduction of the executive’s compensation, benefits or responsibilities, (ii) requiring the executive to move his principal place of work by more than 35 miles, (iii) failure to pay amounts due under the agreement, or (iv) failure to require an acquiror to assume the agreement upon a change-in-control.	(i) an acquisition of 50% of more of the voting power of Regions voting securities, (ii) a change in a majority of the members of the Board (other than incumbent Board members), (iii) the consummation of a merger (other than a merger-of-equals) or a sale of all or substantially all of the assets of Regions, or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

Career Awards Agreement	N/A	An executive’s employment will be deemed to have been terminated “without cause” if the executive terminates his employment because of (i) a reduction in base salary or (ii) the executive is required to move his principal work location by more than 35 miles.	N/A

The 1996 and 2006 AmSouth Long-Term Incentive Compensation Plans			“change-in-control” was generally defined as an acquisition of 20% of more of the voting power of AmSouth’s voting securities, a change in two-thirds of the members of the AmSouth Board of Directors in any two year period (other than incumbent Board members), or stockholder approval of a merger (unless voting securities of AmSouth outstanding immediately prior to the merger continued to represent at least sixty percent (60%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger).

Director Compensation.

Fees.    Directors who are not employees of Regions or its subsidiaries were paid an annual Directors’ Board retainer of $32,000, or $40,000 if deferred under Regions’ Directors’ Deferred Stock Investment Plan described below, plus an additional meeting attendance fee of $1,500, or $1,875 if deferred, for each Board or Committee meeting attended, and an additional annual chairman’s retainer of $6,000, or $7,500 if deferred, for each Committee chair (or $10,000, or $12,500 if deferred, in the case of the Audit Committee chair). Also, an annual phantom stock grant of 1,350 shares of Regions common stock will be deferred into the Regions Directors’ Deferred Stock Investment Plan. Directors who are employees of Regions or its subsidiaries receive no fees for their services as Directors.

Directors’ Deferred Stock Investment Plan.    Non-employee Directors of Regions participate in Regions’ Directors’ Deferred Stock Investment Plan, under which the common stock component of Directors’ compensation described above is automatically deferred, and a Director may elect to defer receipt of some or all of the participant’s cash compensation. Regions contributes 25% of the amount of cash deferred by each participating Director. Deferred amounts and company contributions are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the participant’s account. At the end of the deferral period, the participant’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the later of the close of the year in which the participant reaches age 65 or close of the year in which the participant terminates as a Director. During the deferral period, the participants’ deferrals and Regions’ contributions are invested in Regions common stock, which is maintained in a rabbi trust. Most of the Directors of Regions elected to defer receipt of some or all of the retainer and meeting fees they were paid for service on the Board of Directors and to invest those fees in the plan.

AmSouth Fees.    Non-employee Directors of AmSouth were paid a fee of $10,000 per calendar quarter ($14,000 for the Audit Committee Chairman and $12,000 for other Committee chairmen) during which the Director served. In addition, each such Director was paid a fee of $1,500 for each meeting of the Board and $1,500 for each Committee meeting in which the Director participated. Pursuant to the Deferred Compensation Plan for Directors of AmSouth Bancorporation, individual Directors could, at their option, elect to defer the receipt of Directors’ fees, and the deferred amounts were deemed notionally invested in AmSouth common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock. Most of the Directors of AmSouth elected to defer receipt of some or all of the retainer and meeting fees they were paid for service on the Board of Directors and to invest those fees in Deferred Stock of AmSouth.

AmSouth Stock Option Plan for Outside Directors.    Each non-employee director of AmSouth was eligible to be granted stock options under the AmSouth Stock Option Plan for Outside Directors. The Plan provided that options would have an exercise price equal to the fair market value of AmSouth common stock on the date the options were granted. In April 2006, each non-employee Director was granted options to purchase 9,000 shares of AmSouth common stock which equates to 7,177 shares of Regions common stock. The options vest over the three-year period following the date of grant and remain exercisable until the tenth anniversary of the date of grant. Upon the merger, these director options were converted to options to purchase Regions common stock, but otherwise remain subject to the same terms and conditions.

The following table contains information about the fees and other compensation paid to the members of the Regions Board of Directors in 2006 (and includes amounts paid by AmSouth to former members of the AmSouth Board of Directors who became members of the Regions Board of Directors).

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Samuel W. Bartholomew, Jr.	51,500	46,915	—	—	—	20,319	118,734
George W. Bryan	68,000	46,915	—	—	—	3,743	118,658
David J. Cooper, Sr.	62,666	—	13,078	—	—	—	75,744
Earnest W. Deavenport, Jr.	76,333	—	13,078	—	—	22,318	111,729
Don DeFosset	64,166	—	13,078	—	—	3,376	80,620
James S. M. French	31,000	—	—	—	—	41,218	72,218
Margaret H. Greene	54,500	46,915	—	—	—	28,452	129,867
James E. Harwood	26,500	—	—	—	—	13,577	40,077
Martha R. Ingram	67,166	—	13,078	—	—	6,446	86,690
Ronald L. Kuehn, Jr.	70,833	—	13,078	—	—	27,812	111,723
Parnell S. Lewis, Jr.	26,500	—	—	—	—	13,577	40,077
James R. Malone	73,833	—	13,078	—	—	14,201	101,112
Susan W. Matlock	63,625	46,915	—	—	—	32,276	142,816
Charles D. McCrary	79,000	—	13,078	—	—	15,968	108,046
Claude B. Nielsen	74,833	—	13,078	—	—	20,233	108,144
Jorge M. Perez	51,500	46,915	—	—	—	19,945	118,360
Malcolm Portera	60,500	46,915	—	—	—	27,949	135,364
John R. Roberts	65,000	46,915	—	—	—	24,514	136,429
Michael S. Starnes	36,500	46,915	—	—	—	16,525	99,940
W. Woodrow Stewart	25,500	—	—	—	—	32,447	57,947
Lee J. Styslinger III	71,000	46,915	—	—	—	31,342	149,257
Richard A. Trippeer, Jr.	25,000	—	—	—	—	2,793	27,793
Robert R. Waller	60,500	46,915	—	—	—	3,743	111,158
John H. Watson	27,750	—	—	—	—	31,768	59,518
Spence L. Wilson	53,000	46,915	—	—	—	20,904	120,819
Harry W. Witt	69,000	46,915	—	—	—	35,587	151,502

1.	Individuals who were Regions directors as of May 26, 2006 received an allocation of 1,350 shares of Regions phantom stock, under the Directors’ Deferred Stock Investment Plan. The per share price of the Regions stock acquired by the rabbi trust under the Deferred Stock Investment Plan was $34.7519. The aggregate grant date fair value of the award to each director was $46,915.

2.	The grant date fair value of stock options granted to AmSouth Directors on April 20, 2006 was $3.60 per share, for a total grant date fair value of $25,837.20. The FAS 123R assumptions for those options were: risk free rate of return (4.92%), dividend yield (3.69%), volatility (17.16%) and weighted average life (3.33 years). Upon conversion of the AmSouth stock options held by directors of AmSouth to Regions stock options, the FAS 123R value of the converted options was based on the fair value of converted Regions’ stock options on the date of the merger which was $6.56 per share. This per share value is used in calculating the compensation values of the Option Awards column of the table. The aggregate fair market value of the vested stock options held by AmSouth directors who became Regions directors are as follows: Ms. Ingram and Mr. Deavenport ($248,401); Messrs. Kuehn, Nielsen and Malone ($257,224); Mr. McCrary ($189,361); and Messrs. Cooper and DeFosset ($0). Regions was not required to recognize a compensation expense for these options because the modified options were subject to the same conversion features as the Regions common stock. The following table sets forth those non-employee current and former Directors who had stock options outstanding as of December 31, 2006, and the number of stock options outstanding as of that date:

Name	Outstanding Stock Options (#)
Samuel W. Bartholomew, Jr.	70,285
George W. Bryan	22,400
David J. Cooper, Sr.	7,177
Earnest W. Deavenport, Jr.	45,043
Don DeFosset	7,177
James E. Harwood	22,400
Martha R. Ingram	45,043
Ronald L. Kuehn, Jr.	46,388
Parnell S. Lewis, Jr.	18,989
James R. Malone	46,388
Charles D. McCrary	36,043
Claude B. Nielsen	46,388
Jorge M. Perez	6,200
John R. Roberts	52,400
Michael S. Starnes	60,854
Richard A. Trippeer, Jr.	22,240
Robert R. Waller	52,400
Spence L. Wilson	85,620

3.	The amounts represent the Regions 25% match on amounts deferred by Directors under the Directors’ Deferred Stock Investment Plan as well as phantom dividends credited during 2006 on notional stock investments under the plan. For Directors who participated in the Deferred Compensation Plan for Directors of AmSouth Bancorporation, these amounts represent the amount of phantom dividends paid during 2006 on notional stock investments under the plan.

PROPOSAL 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP as Regions’ independent auditors for the 2007 fiscal year. The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young. Ernst & Young (or its predecessor) has served as Regions’ independent auditors since 1971. In the event the selection is not ratified by a majority of votes represented at the annual meeting in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change in the middle of the current year, but the vote would be considered in connection with the engagement of independent auditors for 2008.

Ernst & Young LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the Audit Committee considered whether the engagement by Regions of Ernst & Young for services other than audit services is compatible with Ernst & Young’s independence.

Ernst & Young LLP served as Regions’ independent auditors for the year ended December 31, 2006, and a representative of the firm will be present at the stockholders’ meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Fees

The aggregate fees paid to Ernst & Young LLP by Regions during 2006 and 2005 are set forth in the following table:

	2006	2005
Audit fees(1)	$3,720,250	$2,440,000
Audit related fees(2)	1,054,500	789,000
Tax fees(3)	903,950	1,099,000
All other fees(4)	136,000	396,000

Total fees	$5,814,700	$4,724,000

(1)	Audit fees included fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings, and statutory audits of certain of Regions’ subsidiaries.

(2)	Audit related fees primarily included accounting consultation, assistance with securitizations or other accounting transactions, SAS 70 internal control reports, and audits of employee benefit plans and funds.

(3)	Tax fees included tax compliance services and tax advice and planning assistance.

(4)	All other fees included primarily assistance with cash management services and human resources services. No financial information systems implementation and design services were rendered by Ernst & Young during 2006 or 2005.

In accordance with the Audit Committee Charter, the Audit Committee must preapprove any engagement of Ernst & Young LLP for audit or nonaudit services. The Audit Committee has delegated to its chairperson the authority to preapprove permissible nonaudit services, provided the anticipated fee for such service does not exceed $50,000. Any such approval of nonaudit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting.

The Board recommends you vote “FOR” proposal number 2. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PROPOSAL 3—AMEND REGIONS’ AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

The Board of Directors recommends approval of an amendment to Regions’ Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that would provide for the phased elimination of Regions’ classified Board of Directors (the “Declassification Amendment”). Currently, Directors of Regions are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing with the Board’s Class I Directors standing for election at the 2008 annual meeting, Directors will stand for election for one year terms, expiring at the next succeeding annual meeting of stockholders. The Board’s Class II Directors and the Class III Directors (who are standing for election at this year’s annual meeting) will continue to hold office until the end of the terms for which they are elected and will stand for election for one year terms thereafter. Accordingly, Class II Directors will continue to serve for the term expiring at the annual meeting of stockholders in 2009 and Class III Directors, upon election, will serve for the term expiring at the annual meeting of stockholders to be held in 2010. Commencing in 2010, all Directors will be elected on an annual basis. In all cases, each Director will hold office until his or her successor has been elected and qualified or until the Director’s earlier resignation or removal.

Background

Regions’ current classified board structure, in which Directors are divided into three classes serving staggered three-year terms, was included in the Certificate of Incorporation approved by stockholders in connection with the combination of Regions and Union Planters in 2004. The classified board structure was again approved by stockholders in connection with Regions’ merger with AmSouth Bancorporation in 2006. At the 2006 annual meeting of stockholders, a stockholder of Regions, Gerald R. Armstrong, submitted a stockholder proposal requesting the Board take steps to declassify the election of Directors, provided that such declassification is phased in so that it does not affect the unexpired terms of the previously elected Directors (the “Armstrong Proposal”). The Armstrong Proposal received support from a majority of the votes cast at the 2006 annual meeting.

In light of stockholder support for the Armstrong Proposal and current investor expectations regarding corporate governance, the Board and its Nominating and Corporate Governance Committee have reconsidered the merits of retaining a classified board. In conducting its evaluation, the Board considered that the general purposes of the classified board are to promote stability and continuity in the work of the Board and provide the Board with a greater opportunity to protect the interests of stockholders in the event of an unsolicited takeover offer. The Board also considered the corporate governance trend towards annual election of directors, as well as the view of many corporate governance experts and institutional stockholders that a classified board has the effect of insulating directors from a corporation’s stockholders. The Board of Directors, after careful consideration, and upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is appropriate to propose declassifying the Board over a phase in period, commencing with the 2008 annual meeting.

The Declassification Amendment and Ancillary Changes

If the Declassification Amendment is approved, Regions’ Certificate of Incorporation will be amended to eliminate the classification of the Board in the manner noted above and to make certain ancillary changes to the Certificate of Incorporation, as well as the By-laws, to reflect the absence of a classified Board, as follows:

The present Certificate of Incorporation contains supermajority stockholder voting requirements providing that the affirmative vote of at least 75% of the outstanding shares entitled to vote generally in the election of directors is required to amend the provisions of the Certificate of Incorporation establishing the classified board structure. The Declassification Amendment would remove the supermajority voting requirements applicable to the classification of the Board in order that, if stockholders in the future wish to reestablish a classified Board, such reestablishment would need the affirmative vote of only a majority of the outstanding shares. The Board would adopt corresponding amendments to Regions’ By-laws and Corporate Governance Principles.

Currently, Regions’ Certificate of Incorporation permits the removal of Directors only for cause (as contemplated by Delaware law for corporations with classified boards) and generally requires the affirmative vote of at least 75% of the outstanding shares entitled to vote generally in the election of directors to effect such removal. Upon adoption of the Declassification Amendment, these requirements would continue to apply to all Directors serving terms to which they were elected at or prior to the 2007 annual meeting until the completion of their current terms and, consistent with Delaware law for corporations without classified boards, Directors elected at the annual meeting of stockholders in 2008 and thereafter will be removable “with or without cause” upon the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

Appendix C shows the proposed changes to the relevant sections of Article Seventh and Article Twelfth of the Certificate of Incorporation resulting from the proposed amendments, with deletions indicated by strike-outs and additions indicated by underlining.

Vote Required

For the Declassification Amendment to become effective, it must receive the affirmative vote of at least 75% of the outstanding shares entitled to vote generally in the election of directors. The Board has already provisionally approved the corresponding amendments to Regions’ By-laws and Corporate Governance Principles discussed above, subject to stockholder approval of the Declassification Amendment.

If the Declassification Amendment is not approved by Regions’ stockholders, the present classification of the Board of Directors will continue, and the Class I Directors standing for election at the 2008 annual meeting will be elected to three-year terms expiring at the annual meeting of stockholders in 2011.

The Board recommends you vote “FOR” proposal number 3. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders intended to be presented at Regions’ 2008 annual meeting of stockholders must be received by Regions not later than November 20, 2007, for consideration for possible inclusion in the proxy statement relating to that meeting.

The By-laws of Regions include provisions requiring advance notice of a stockholder’s nomination of members of the Board of Directors. To be timely such notice must be received by Regions not less than 120 days before the date of the previous year’s proxy statement, or November 20, 2007, in the case of the 2008 annual meeting of stockholders. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. The Board of Directors of Regions is not required to nominate in the annual proxy statement any person so proposed.

The procedure for submitting a stockholder proposal is generally the same as for submitting stockholder nominations.

OTHER BUSINESS

Regions does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the recommendations of the Board of Directors.

By Order of the Board of Directors

John D. Buchanan
Corporate Secretary

Dated March 19, 2007

APPENDIX A

REGIONS FINANCIAL CORPORATION

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

In accordance with New York Stock Exchange (“NYSE”) listing standards, Regions will assure that a majority of its directors are independent. In assessing and disclosing director independence, Regions uses the concepts of independence embodied in the NYSE listing standards. The Board of Directors bears the ultimate responsibility for determining whether each member of Regions’ Board is independent. For a Director to be deemed independent, the Board must determine that the director has no direct or indirect material relationship with Regions apart from service as a director.

The Board has established categorical standards to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationships with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth as follows. For purposes of the categorical standards and with respect to the look-back aspects of the standards, “Regions” refers to Regions Financial Corporation, its predecessor companies former Regions Financial Corporation, Union Planters Corporation, and AmSouth Bancorporation, and their respective subsidiaries.

Group I—Relationships that preclude a director’s independence

Section 303A.02 (b) of the NYSE Listed Company Manual specifies circumstances that, if existing with respect to a director, preclude that director’s independence. These independence standards are as follows:

•	The director is, or has been within the last three years, an employee of Regions, or an immediate family member is, or has been within the last three years, an executive officer, of Regions.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Regions, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; or the director is a current employee of such a firm; or the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Regions’ audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Regions’ present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Regions for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

If any of the foregoing circumstances exists with respect to a director, the director is not independent. The foregoing criteria will be interpreted and applied in accordance with existing and any future commentary and guidance provided by NYSE in connection with section 303A of the Listed Company Manual.

A-1

Group II—Relationships deemed not material for purposes of director independence

The relationships described as follows are considered not to be material so as to impair a director’s independence:

•

The relationship is that of a customer of Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded to other similarly situated customers. If such customer relationship is that of borrower from Regions Bank, the loan must comply with Regulation O promulgated by the Federal Reserve Board, that is, the loan must be made by the bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of collectibility or present other unfavorable features.

•

The relationship is that of doing business with Regions and the annual payments to or from Regions in any year do not exceed the greater of $500,000 or 1% of the annual revenue of the other company for its most recently completed fiscal year. Payments of principal and interest on any loan that is subject to and complies with Regulation O, and payments made to a public utility at rates or charges fixed in conformity with law or governmental authority are not considered to create a material relationship and will not be included in calculating such materiality threshold.

•

The relationship is that of partner, member, officer such as a managing director occupying a comparable position, or executive officer of a services firm that provides accounting, consulting, legal, investment banking or financial advisory services to Regions and the annual payments to such firm from Regions do not exceed the greater of $500,000 or 1% of the annual revenue of the firm for its most recently completed fiscal year.

•

The relationship is that of executive officer, director, or trustee of a tax-exempt organization and Regions’ charitable contributions to the organization, if any, did not exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues in any of the preceding three fiscal years. Contributions made to any such organization pursuant to a matching gift program maintained by Regions are not considered to be a material relationship and will not be included in calculating such materiality threshold.

A director whose independence is not precluded by the Group I standards is deemed to be independent if any and every relationship of the director with Regions satisfies the above criteria in Group II. In addition, any relationship that involves Regions and a member of the director’s immediate family, or any entity with which the director is affiliated, and that satisfies the above Group II criteria is deemed not to be material so as to impair the director’s independence.

Other relationships

The board will separately consider the materiality of any direct or indirect relationship of a director with Regions that is not within the categories described in Group I and Group II. A director that has such a relationship will be considered independent only if the board affirmatively determines, on the basis of the particular facts and circumstances, that the relationship will not impair the director’s exercise of independent judgment or compromise the oversight role that an independent director of Regions is expected to perform.

Audit committee member independence

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for in the Securities Exchange Act of 1934, the rules promulgated by the SEC thereunder, the Sarbanes-Oxley Act of 2002, and the audit committee charter.

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APPENDIX B

REGIONS FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Regions Financial Corporation (the “Company”) to assist and advise the Board in monitoring (a) the integrity of the Company’s financial statements and the financial reporting process, including matters relating to internal accounting and financial controls, (b) the independent auditor’s qualifications and independence, (c) the performance of the Company’s internal audit function and independent auditors, and (d) the Company’s compliance with legal and regulatory requirements. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Committee Membership

1.	The Committee shall consist of a minimum of three (3) outside members of the Board. Each Committee member shall (a) meet the independence requirements of the SEC, the New York Stock Exchange (“NYSE”), the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and other applicable laws, rules and regulations governing independence, as determined by the Board in its business judgment; (b) qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (c) satisfy the requirements as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code; and (d) otherwise satisfy requirements as the Board determines appropriate. Determinations of independence shall be made by the Board as the Board interprets such qualifications in its business judgment and in accordance with applicable laws and regulations and SEC and NYSE rules and standards. Each member shall also be financially literate, as such qualification is interpreted by the Board in its business judgment. At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC. Committee members may not simultaneously serve on the audit committees of more than two other public companies.

2.	The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Audit Committee members may be replaced by the Board.

3.	The Board shall designate a Chairperson for the Committee. In the absence of the Chairperson at any meeting of the Committee, the members of the Committee may designate an acting chairperson by majority vote.

Committee Meetings and Structure

1.	The Committee shall meet at least quarterly or more frequently if the Committee deems necessary. The Committee shall meet, at least quarterly, separately with management, the senior internal auditing executive and the independent auditor, and have such other direct and independent interaction with such persons (or such other persons) from time to time as the members of the Committee or any of such identified persons deem appropriate. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

2.	To the extent permitted under applicable law and regulation, the Committee may form and delegate to one or more subcommittees all or a portion of the Committee’s authority, duties and responsibilities. The Committee also may establish such rules as it determines necessary or appropriate for its business.

Committee Authority and Responsibilities

In furtherance of its purpose set forth above, the Committee shall have the following responsibilities:

1.	The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The independent auditor shall report directly to the Committee. The Committee shall be responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

2.	The Committee shall pre-approve all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. The Chairperson may grant pre-approvals of audit and permitted non-audit services, provided that decisions of the Chairperson to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

3.	The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee, and for payment of ordinary administrative expenses of the Committee.

4.	The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall report regularly to the Board and review any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, effectiveness of internal controls, the performance and independence of the Company’s independent auditor, or the performance of the internal audit function. The Committee shall annually review the Committee’s own performance.

5.	Notwithstanding the Board’s allocation of oversight responsibilities of risks and risk management to the Risk Committee, the Audit Committee shall discuss in general the guidelines and policies by which risk assessment and risk management is undertaken with respect to the Company’s major financial risk exposures.

6.	Review and discuss financial statement and disclosure matters, including:

a.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

b.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis.

c.	Discuss with management, the internal auditors and the independent auditor (1) significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles and (2) any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

d.	Review and discuss with management, the senior internal auditing executive and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K. Such reports include those required by Section 112 of FDICIA.

7.	Review and discuss quarterly reports from the independent auditors, including:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

8.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This may be done generally, and the Committee does not have to discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

9.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

10.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

11.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS 90, relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work, management’s response to such problems or difficulties, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

12.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

13.	Oversight of the Company’s relationship with the Independent Auditor, including:

a.	Review and evaluate annually the qualifications, performance and independence of the lead partner of the independent auditor team.

b.

Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities (such as the Public Company Accounting Oversight Board) within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, (d) any material issues on which the national office of the independent auditor was consulted by the Company’s audit team and (e) all relationships between the independent auditor and the Company, including the matters set forth in the letter provided by the independent auditor pursuant to Independence

Standards Board Standard No. 1, to enable the Committee to assess the independent auditor’s independence. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

c.	Ensure the rotation of the lead audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

d.	Monitor compliance with the hiring policy with regard to the independent auditors. The policy is that the Company will not hire any employee or former employee of the independent auditors if such hiring would cause the independent auditors to cease being independent under applicable laws and regulations and SEC, FDICIA and NYSE rules and standards.

e.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

f.	Ensure that the Company’s independent auditors share with the Committee all material written communications between the independent auditors and management.

14.	Oversight of the Company’s Internal Audit function, including:

a.	Review and approve management’s appointment and replacement of the senior internal auditing executive. Discuss with management the performance and compensation of the senior internal auditing executive on an annual basis.

b.	Review the significant reports to management prepared by the internal auditing division and management’s responses.

c.	Review the general scope of planned internal audit activities and changes therein and periodically determine that the planned activities are (i) in accordance with professional standards, (ii) sufficiently broad in scope and responsive to the Company’s internal control needs, and (iii) executed in a timely manner.

d.	Review the internal audit division’s responsibilities, independence, budget, and staffing.

15.	Compliance Oversight responsibilities, including:

a.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

b.	Discuss with management, the Company’s process for ensuring compliance with applicable laws, regulations, the Company’s Code of Business Conduct and Ethics and the Code of Conduct for Senior Financial Officers. Discuss with management and the senior internal auditing executive whether there have been any violations of such laws, regulations and codes of conduct that could materially impact the Company’s financial statements. Review controls over reports and disclosures of insider and affiliated party transactions.

c.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

d.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

e.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Oversight Role of the Committee

Although the Committee has the duties and responsibilities set forth herein, the function of the Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal controls over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies, as well as internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. The internal audit division is responsible for providing reliable and timely information to the Committee and senior management concerning the quality and effectiveness of, and the level of adherence to, the Company’s control and compliance procedures and risk management systems. The independent auditor is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and attesting to management’s assertion of the effectiveness of internal control over financial reporting.

In fulfilling their duties and responsibilities set forth herein, it is recognized that members of the Committee are not employees of the Company and can devote only a limited portion of their time to Committee duties, and even though one or more may be designated as an “audit committee financial expert” as defined in rules of the SEC, members of the Committee are not, and do not represent themselves to be, performing the functions of accountants or auditors, or providing expert or special assurance as to the Company’s financial statements. Moreover, it is not the duty or responsibility of the Committee or its members to plan or conduct audits, to conduct “field work” or other types of auditing or accounting reviews and procedures, to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, or to set auditor independence standards.

APPENDIX C

PROPOSED AMENDMENTS TO REGIONS’ AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION REGARDING DECLASSIFICATION OF THE BOARD DIRECTORS

Article Seventh paragraph (5) of the Certificate of Incorporation is hereby amended, to read in its entirety as set forth below:

“(5) To fix the number of Directors which shall constitute the whole Board, subject to the following:

“(a) The number of Directors constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board except as may be otherwise provided in the By-Laws of the corporation, provided, however, that the number of Directors shall not be reduced so as to shorten the term of any Director at the time in office.

“(b) At the annual meeting of stockholders that is held in calendar year 2007, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2010 and until such directors’ successors shall have been elected and qualified. Commencing at the annual meeting of stockholders that is held in calendar year 2008, directors shall be elected annually for terms of one year, except that any director in office at the 2008 annual meeting whose term expires at the annual meeting of directors held in calendar year 2009 or 2010 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. ~~The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of Directors constituting the entire Board permits with the term of office of one class expiring each year. Directors of the first class shall hold office for a term expiring at the 2005 annual meeting. Directors of the second class shall hold office for a term expiring at the 2006 annual meeting and Directors of the third class shall hold office for a term expiring at the 2007 annual meeting.~~ Except as otherwise provided in the By-Laws of the corporation, any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of Directors may be filled by the Board of Directors, acting by a majority of Directors then in office, although less than a quorum. Any directors so chosen shall hold office until the end of the term to which such directors’ predecessors were elected ~~next succeeding election of the class for which such Directors shall have been chosen~~ and until their successors shall be elected and qualified. No decrease in the number of Directors shall shorten the term of any incumbent Director. ~~Subject to the foregoing, at each annual meeting of stockholders the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting~~.

“(c) Notwithstanding any other provisions of this certificate of incorporation or the By-Laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this certificate of incorporation or the By-Laws of the corporation), any Director or the entire Board of Directors of the corporation may be removed at any time, with or without cause but ~~only for cause and~~ only by the affirmative vote of the holders of a majority ~~75% or more~~ of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose; provided however, that Continuing Classified Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

“(d) In the event that the holders of any class or series of stock of the corporation shall be entitled, voting separately as a class, to elect any directors of the corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-Laws and, except as otherwise expressly

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provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election ~~without regard to the classification of the remaining directors~~.”

Article Twelfth of the Certificate of Incorporation is hereby amended, to read in its entirety as set forth below:

“The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

“As provided in Article Seventh, paragraph (1), the Board of Directors is expressly authorized to make, alter or repeal By-Laws of the corporation by a vote of a majority of the entire Board except as otherwise provided in the By-Laws; and the stockholders may make, alter or repeal any By-Laws whether or not adopted by them, provided however, that any such additional By-Laws, alterations or repeal by the stockholders may be adopted only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) at a meeting of stockholders called for such purpose.

“Notwithstanding any other provision of this certificate of incorporation or the By-Laws of the corporation (and in addition to any other vote that may be required by law, this certificate of incorporation or the By-Laws) the affirmative vote of the holders of at least 75% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) shall be required to amend, alter or repeal or adopt any provision inconsistent with ~~Article Seventh paragraph (5),~~ Article Seventh paragraph (5)(a), Article Seventh paragraph (5)(d), Article Seventh paragraph (6), Article Ninth, Article Tenth or Article Twelfth of the certificate of incorporation.”

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PROXY - REGIONS FINANCIAL CORPORATION P.O. BOX 11007 BIRMINGHAM, AL 35288

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Regions Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regions Financial Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RFCOR1 KEEP THIS PORTION FOR YOUR RECORDS

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGIONS FINANCIAL CORPORATION

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

	DIRECTORS RECOMMEND A VOTE “FOR”					DIRECTORS RECOMMEND A VOTE “FOR”
Election of Directors		¯					¯

Proposal 1. Nominees:		For	Against	Abstain			For	Against	Abstain

1a.	Samuel W. Bartholomew, Jr.	☐	☐	☐	1f.	Lee J. Styslinger III	☐	☐	☐

1b.	Susan W. Matlock	☐	☐	☐

BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
1c.	Jackson W. Moore	☐	☐	☐			¯

1d.	Allen B. Morgan, Jr.	☐	☐	☐
							For	Against	Abstain

1e.	John R. Roberts	☐	☐	☐	Proposal 2.	Ratification of Selection of Independent
						Registered Public Accounting Firm	☐	☐	☐

For address changes and/or comments, please check this box
and write them on the back where indicated.				☐	Proposal 3.	Declassification Amendment	☐	☐	☐
		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders

April 19, 2007

11:00 A.M. Central Time

Birmingham, Alabama

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

PROXY CARD

REGIONS FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John D. Buchanan and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, April 19, 2007, and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation or the AmSouth Bancorporation 401(K) Plans, The Computer Share Investment Plan for Regions Financial Corporation and/or the Directors Stock Investment Plan and held of record by the trustees or agents of such plans. If no directions are given, the proxies will vote for the election of all nominees and for Proposals 2 and 3. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.

Please sign exactly as name or names appear(s) on this proxy. When signing as attorney, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (continued, and to be signed, on other side)